EQUITY PURCHASE AGREEMENT

by and among

JA Mitsui Leasing USA Holdings, Inc.

(“Buyer”),

THE OWNERS OF THE EQUITY SECURITIES OF OAKMONT CAPITAL HOLDINGS, LLC

(“Sellers”),

solely for certain limited purposes expressly set forth herein,

OAKMONT CAPITAL HOLDINGS LLC

(the “Company”)

March 29, 2024

[Exhibits Omitted]

i

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (as amended, modified or supplemented from time to time in accordance with its terms, this “Agreement”) is made as of March 29, 2024, by and among JA Mitsui Leasing USA Holdings, Inc., a Delaware corporation (“Buyer”), the owners of all of the issued and outstanding equity securities of Oakmont Capital Holdings LLC, a Pennsylvania limited liability company (the “Company”) identified as “Sellers” on the signature pages hereto (collectively, “Sellers” and each, a “Seller”), solely for the limited purposes expressly set forth herein, Joseph P. Leonard, Daryn T. Lecy, and Megan J. Zoba (collectively, “Seller Principals” and each, a “Seller Principal”). Buyer, Sellers, and Seller Principals (or any Seller or Seller Principal) are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.” Each capitalized term used in this Agreement and not otherwise defined has the meaning set forth in Article 9.

The Company is engaged in the business of, among other things, originating or acquiring lease, loan, equipment purchase and sale or other finance transactions and servicing directly or indirectly such transactions owned by others (the “Business”). Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the issued and outstanding equity securities of the Company (collectively, the “Interests”) on the terms and subject to the conditions of this Agreement.

Accordingly, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE 1

    PRINCIPAL TRANSACTION

              Section 1.1    Sale and Purchase of Interests.

On the terms and subject to the conditions of this Agreement, Sellers will sell and transfer to Buyer, and Buyer will purchase from Sellers, all of Sellers’ right, title and interest in and to the Interests at Closing, free and clear of any Encumbrances (other than transfer restrictions arising under applicable securities Laws).

 Section 1.2    Closing Cash Payment; Payments; Purchase Price.

(a)    Calculation of Closing Cash Payment. In consideration of the sale and transfer of the Interests to Buyer, at Closing Buyer will pay to Sellers an aggregate amount equal to:

(i)    Four Million Three Hundred Thousand and 00/100 Dollars ($4,300,000.00);

(ii)    minus (as applicable) the Estimated Closing Date Tangible Book Value Adjustment;

(iii)    plus Closing Date Debt;

(iv)    minus Estimated Closing Date Seller Transaction Expenses (the net amount of clauses (i), (ii), and (iv), the “Estimated Closing Cash Payment”).

(b)    Payments at Closing. At Closing, Buyer will:

(i)    pay the Estimated Closing Cash Payment to Quaint Oak Bank by wire transfer of immediately available funds to the accounts set forth in the Payment Spreadsheet delivered pursuant to Section 1.3(a)(ii) (it being agreed and acknowledged by the other Sellers and Seller Principals that Quaint Oak Bank will receive and is entitled to the entire Closing Cash Payment and that Sellers and Seller Principals are not entitled to any further consideration for their Interests apart from as set forth in this Agreement);

(ii)    discharge or cause to be discharged the applicable aggregate Closing Date Debt pursuant to pay-off letters and payment instructions set forth in the Payment Spreadsheet delivered pursuant to Section 1.3(a)(ii); and

(iii)    pay or cause to be paid the aggregate Estimated Closing Date Seller Transaction Expenses included in the calculation of the Estimated Closing Cash Payment pursuant to the invoices and/or payment instructions set forth in the Payment Spreadsheet delivered pursuant to Section 1.3(a)(ii).

(c)    Purchase Price. The Estimated Closing Cash Payment plus the Closing Date Debt will constitute the “Estimated Purchase Price” and, as adjusted under Section 1.3(e) and Article 8, the “Purchase Price.”

Section 1.3    Adjustments to Estimated Purchase Price.

(a)    Estimated Closing Statement and Payment Spreadsheet. At least three Business Days prior to the Closing Date, the Sellers will deliver to Buyer:

(i)    An unaudited balance sheet of the Company as of the Closing Date (the “Closing Balance Sheet”) and a statement substantially in the form attached hereto as Exhibit 1.3(a)(i) (the “Estimated Closing Statement”) setting forth in reasonable detail Sellers’ good faith written estimate of: (A) Closing Date Tangible Book Value (“Estimated Closing Date Tangible Book Value”) and the Estimated Closing Date Tangible Book Value Adjustment; (B) Closing Date Seller Transaction Expenses (“Estimated Closing Date Seller Transaction Expenses”); and (C) the resulting Estimated Closing Cash Payment derived therefrom; and

(ii)    A spreadsheet in the form attached hereto as Exhibit 1.3(a)(ii) (the “Payment Spreadsheet”) setting forth: (A) the wire transfer instructions for the payment of the Estimated Closing Cash Payment to Quaint Oak Bank; (B) the identity of each Person entitled to receive payment of Closing Date Debt and the portion thereof payable to each such Person (together with the applicable wire transfer instructions provided by each such Person); and (C) the identity of each Person entitled to receive payment of Estimated Closing Date Seller Transaction Expenses and the portion thereof payable to each such Person (together with the applicable wire transfer instructions provided by each such Person).

The Closing Balance Sheet and Estimated Closing Statement will be prepared based upon the Books and Records of the Company in accordance with the definitions as provided in this Agreement and in accordance with GAAP. Sellers will consider in good faith any comments of Buyer on the foregoing estimates and will correct and adjust any manifest error identified by Buyer. Buyer and its Representatives will have reasonable access to the Books and Records and Representatives of the Company to the extent reasonably required in connection with such review, including the Company’s work papers underlying or utilized in preparing such estimates and the calculations contained therein. Any failure of Buyer to dispute any item or aspect of the Closing Balance Sheet or Estimated Closing Statement will not preclude Buyer from exercising any other rights under this Agreement.

(b)    Preliminary Closing Statement. Within 120 days after the Closing Date, Buyer will cause to be prepared and delivered to the Sellers a statement (the “Preliminary Closing Statement”) setting forth in reasonable detail Buyer’s good faith written calculation of: (i) Closing Date Tangible Book Value and the Closing Date Tangible Book Value Adjustment; (ii) Closing Date Seller Transaction Expenses; and (iii) the resulting Closing Cash Payment derived therefrom. The Preliminary Closing Statement will be prepared based upon the Books and Records of the Company in accordance with the definitions as provided in this Agreement and in accordance with GAAP.

(c)    The Sellers will have the opportunity to review the Preliminary Closing Statement for 30 days following the Sellers’ receipt of the Preliminary Closing Statement (the “Review Period”). During such 30-day period, at the request of the Sellers (acting on its own behalf or on behalf of any Seller), the Sellers will, during normal business hours, be provided with such access to Books and Records of the Company and other information (including financial statements and work papers (including those prepared by independent third Persons)) of the Company and Buyer in the possession or control of the Company, Buyer or their respective Affiliates or Representatives that relate to, as well as access to personnel of Buyer, its Affiliates (including the Company) and their respective Representatives that were involved in, the calculation or determination of the items included in the Preliminary Closing Statement (including making available their chief financial officer(s) and accountants to respond to reasonable written or oral inquiries of the Sellers ), in each case, as is reasonably necessary in order for the Sellers to respond to or evaluate the calculations contained in the Preliminary Closing Statement. Buyer’s calculation of Closing Date Tangible Book Value, the Closing Date Tangible Book Value Adjustment, Closing Date Seller Transaction Expenses and the Final Closing Cash Payment derived therefrom will, absent fraud or manifest error, become final, conclusive and binding on the Parties unless, prior to the end of the Review Period, the Sellers notifies Buyer in writing of the Sellers’ objections to such calculation (an “Objection Notice”), identifying in reasonable detail the disputed items, the estimated amounts of the disputed items if then reasonably determinable and the basic facts underlying Sellers’ objections. If the Sellers deliver an Objection Notice to Buyer prior to the end of the Review Period, Buyer and the Sellers will negotiate in good faith to resolve the objections set forth in the Objection Notice within 15 days following delivery of the Objection Notice. If Buyer and the Sellers resolve some or all of such objections within that time period, they will document their resolution in a writing signed by each of them, and such resolution will, absent fraud or manifest error, be final, conclusive and binding on the Parties. If Buyer and the Sellers are unable to resolve all of the Sellers’ objections within the 15-day time period following the delivery of the Objection Notice, the Parties will promptly refer any matters still in dispute for resolution as provided in Section 1.3(d).

(d)    Dispute Resolution. Any unresolved dispute concerning the Preliminary Closing Statement under Section 1.3(c) will be referred for resolution to the New York office of KPMG, who will be jointly retained by Buyer and the Sellers. If Buyer and the Seller are unable to engage KPMG for any reason, then Buyer and the Seller will each designate a nationally recognized independent accounting firm with whom no Party has any current professional relationship, and the accounting firm to resolve the dispute will be chosen by lot (KPMG or any other chosen accounting firm is referred to in this Agreement as the “Accounting Firm”). The Accounting Firm will determine the allocation of its fees and expenses to the respective Parties based on the inverse of the percentage that the Accounting Firm’s resolution of the disputed items (before such allocation) bears to the total amount of the disputed items as originally submitted to the Accounting Firm. (For example, if the total amount of the disputed items as originally submitted to the Accounting Firm equal $1,000 and the Accounting Firm awards $600 in favor of the Sellers’ position, 60% of the fees and expenses of the Accounting Firm would be borne by Buyer and 40% of the fees and expenses of the Accounting Firm would be borne by Sellers). The Accounting Firm will act as a neutral arbitrator and will resolve only the disputed items that have been referred to it pursuant to this Section 1.3(d) and solely in accordance with the procedures (including any relevant defined terms) set forth in this Agreement. Any resolution of a disputed item by the Accounting Firm must be within the range of the differences between Buyer’s and the Sellers’ positions with respect to such disputed item. The Parties will provide the Accounting Firm with all Books and Records in their possession reasonably relevant to the determinations to be made by it as may be requested by the Accounting Firm. No Party or any Affiliate or Representative of a Party will meet or discuss any substantive matters with the Accounting Firm without Buyer and the Sellers present or having the opportunity following at least three Business Days’ written notice to be present, either in person or by telephone. The Accounting Firm will have the power to require a Party to provide to it such Books and Records and other information it deems reasonably relevant to the resolution of the dispute, and to require a Party to answer questions that it deems reasonably relevant to the resolution of the dispute. All Books and Records and other information (including answers to questions from the Accounting Firm) submitted to the Accounting Firm must be concurrently delivered to each Other Party. All disputes with respect to the application of accounting principles or to the mathematical calculation of any disputed components of the Preliminary Closing Statement that have been referred to the Accounting Firm pursuant to this Section 1.3(d) will be resolved exclusively by the Accounting Firm. The determination of the Accounting Firm with respect to disputes to be resolved by it hereunder, absent fraud or manifest error, will be final, conclusive and binding upon the Parties. Closing Date Tangible Book Value, the Closing Date Tangible Book Value Adjustment, Closing Date Seller Transaction Expenses, and the resulting Final Closing Cash Payment derived therefrom, in each case, as finally determined in accordance with this Section 1.3 (whether as a result of a failure to timely deliver an Objection Notice, mutual resolution of the Parties pursuant to Section 1.3(c), determination by the Accounting Firm in accordance with this Section 1.3(d), or any combination thereof), will be used for purposes of any adjustments to the Estimated Purchase Price pursuant to Section 1.3(e).

(e)    Purchase Price Adjustment Payment. Following Closing, the Estimated Purchase Price will be decreased (as applicable) on a dollar-for-dollar basis by the amount that the Estimated Closing Cash Payment is greater than the Final Closing Cash Payment. If the Estimated Purchase Price is decreased by the adjustment provided for in preceding sentence, then within five Business Days following the determination of the Final Closing Cash Payment, Sellers will jointly and severally pay the amount of such excess to Buyer by wire transfer of immediately available funds to the account designated by Buyer.

Section 1.4    Purchase Price Allocation.

The Purchase Price (and other relevant items) will be allocated among the assets of the Company according to Sections 1060 of the Code and the applicable Treasury Regulations. Such allocations, and the allocation of any purchase price adjustments, will be prepared consistent with the methodology set forth on Exhibit 1.4. The Parties have not reached any agreement, nor do they have any mutual intent, regarding the value of any restrictive covenants set forth in Section 5.4, as distinct from goodwill, and accordingly no portion of the Purchase Price (and other relevant items) will be allocated for federal income tax purposes to such restrictive covenants as distinct from goodwill, regardless of any such allocation that might be required for financial reporting purposes and regardless of the Parties’ agreement that Buyer has provided adequate consideration in exchange for such restrictive covenants. Within 60 days after the determination of the Purchase Price pursuant to Section 1.3, Buyer will deliver to the Sellers a draft of such allocation for the Sellers’ review and approval. Within 15 days thereafter, the Sellers will deliver to Buyer either a notice accepting the allocation prepared by Buyer, or a notice setting forth in reasonable detail any objections thereto and the basis for such objections. If the Sellers timely deliver such an objection notice, Buyer and the Sellers will use good faith efforts to resolve such objections. If Buyer and Sellers are unable to mutually agree on the allocation after such good faith efforts, the disagreement will be resolved using dispute resolution procedures comparable to those described in Section 1.3(d). Except as otherwise required by Law, no Party or any Affiliate of any Party (including the Company) will take a position that is inconsistent with any allocation agreed to by the Parties under this Section 1.3, or as determined pursuant to the dispute resolution procedures, without the written consent of the Other Party (which consent will not be unreasonably withheld, conditioned or delayed); provided that neither Buyer nor Seller shall be required to litigate before any court any proposed adjustment by any Governmental Body challenging such allocation. The Parties will promptly advise each other of the existence of any Proceeding related to the Tax consequences of any allocation hereunder.

Section 1.5    Closing.

The consummation of the transactions contemplated by this Agreement (“Closing”) will take place by conference call and electronic (i.e., email/PDF) or facsimile exchange of signatures, documents and other deliverables required to be executed and/or delivered at Closing, at a time and place to be mutually agreed upon by Buyer and Sellers on the date hereof (the “Closing Date”).

Section 1.6    Closing Deliverables.

(a)    Buyer Deliverables. At Closing, Buyer will deliver: (i) the Employment Agreements executed by Buyer; (ii) all other Transaction Documents to be executed and delivered by Buyer under this Agreement; and (iii) all other instruments and documents as may be reasonably requested by Sellers.

(b)    Sellers Deliverables. At Closing, Sellers will deliver: (i) membership interest assignments, in the form attached hereto as Exhibit 1.6(b)(i), executed by each Seller; (ii) the Employment Agreements executed by the applicable Seller Principals; (iii) the third party consents identified on Exhibit 1.6(b)(iii), if any, in forms reasonably acceptable to Buyer; (iv) evidence of the termination or release of, or the right to terminate or release, all Encumbrances (other than transfer restrictions arising under applicable securities Laws) on the Interests and all Encumbrances (other than Permitted Encumbrances) on the Assets; (v) if applicable, resignations effective as of Closing, in forms reasonably acceptable to Buyer, of any director or officer of the Company designated in writing by Buyer at least two Business Days prior to the Closing Date; (vi) all other Transaction Documents to be executed by any Seller, or the Company in connection with this Agreement; and (vii) all other instruments and documents as may be reasonably requested by Buyer, including those items detailed in Article 6 below.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Subject to the exceptions and qualifications set forth in the Disclosure Schedule, Sellers and Seller Principals, jointly and severally, make the following representations and warranties regarding the Company to Buyer.

Section 2.1    Organization, Qualification and Power; Authorization.

(a)    The Company is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of Pennsylvania. The Company is duly authorized to conduct business and is in good standing as a foreign corporation under the Laws of each jurisdiction where such qualification is required, except where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected to be material to the Company. The Company has all requisite limited liability company power and authority to carry on the Business as currently conducted. Schedule 2.1(a) sets forth each jurisdiction in which the Company is licensed or qualified to do business.

(b)    The Company has all requisite limited liability company power and authority to execute and deliver the Transaction Documents to which it is (or will be) a party and to perform its obligations thereunder. The execution and delivery by the Company of, and the performance by the Company of the obligations under, the Transaction Documents to which it is (or will be) a party has been (or will be) duly authorized by all requisite company action. Each of the Transaction Documents to which the Company is (or will be) a party has been (or will be) duly executed and delivered by the Company and constitutes (or will constitute) the valid and legally binding obligation of the Company.

Section 2.2    Capitalization; Ownership

(a)    Schedule 2.2(a)(i) lists the authorized, issued and outstanding Equity Interests of the Company (which consist solely of the Interests). Except for the Interests, there are no issued or outstanding Equity Interests of the Company. The Interests were duly authorized, validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights of any Person, and no Person has any preemptive rights with respect to any Equity Interests of the Company. Except as set forth on Schedule 2.2(a)(ii), there are no Contracts to which a Seller or the Company is a party or otherwise bound obligating such Seller or the Company to sell or issue or to purchase or redeem any Equity Interests of the Company.

(b)    Sellers collectively own the Interests free and clear of all Encumbrances (other than any Encumbrances arising under the Organizational Documents of the Company, all of which will be terminated as of Closing, and transfer restrictions arising under applicable securities Laws).

(c)    Except as set forth on Schedule 2.2(c) and for this Agreement, there is no Contract (including any members’ agreement, voting trust or proxy) that requires: (i) any Seller to issue, sell, purchase, redeem, acquire or vote in any manner any of the Interests; or (ii) the Company to issue, sell, purchase, redeem, acquire or vote in any manner any of the Interests.

Section 2.3    Noncontravention.

Except as set forth in Schedule 2.3, neither the execution and the delivery of this Agreement, nor the performance by the Company of its obligations hereunder, will: (a) violate any provision of the Organizational Documents of the Company; (b) violate any Law or Order to which the Company is subject; (c) conflict with, result in a breach of, result in a loss of a material benefit under or violation of, constitute (with or without notice or lapse of time or both) a default under, result in the acceleration of, create (with or without notice or lapse of time or both) in any party thereto the right to accelerate, terminate, modify or cancel or require any notice under any Material Contract or Governmental Authorization; or (d) result in the imposition of any Encumbrance (other than Permitted Encumbrances) upon any Asset. Except as set forth on Schedule 2.3, the Company is not required by Law, Material Contract or otherwise to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

Section 2.4    Ownership Interests.

(a)    Except as set forth on Schedule 2.4, the Company does not own, nor has it ever owned, or does not have the right or obligation to acquire any Equity Interests of, or to contribute any capital to, any other Person.

Section 2.5    Title to Assets.

(a)    The Company owns good and valid title to, or a valid leasehold interest in, all of the Assets material to the operation of the Business as conducted prior to the date hereof, free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)    The tangible Assets are in good operating condition and repair in all material respects, reasonable wear and tear excepted. The Assets are sufficient in all material respects for the conduct of the Business as currently conducted.

Section 2.6    Financial Statements and Financial Matters.

(a)    Attached as Schedule 2.6 are the following financial statements (collectively, the “Financial Statements”):

(i)    audited balance sheet of the Company as of December 31, 2021 and 2022 and the related audited statements of income, cash flows and members’ equity for the years then ended; and

(ii)    an unaudited balance sheet of the Company (the “Interim Balance Sheet”) as of January 31, 2024 (the “Interim Balance Sheet Date”) and the related unaudited statement of income for the one-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”).

Except as set forth on Schedule 2.6(a), the Financial Statements have been, and each of the Interim Financial Statements will be when delivered, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and in a manner consistent with the audited balance sheet of the Company as of December 31, 2022 and the related audited statements of income, cash flows and shareholders’ equity for the year then ended. The Financial Statements present, and each of the Interim Financial Statements when delivered will present, fairly in all material respects the financial position of the Company as of such dates and the results of operations of the Company for such periods. The Financial Statements are, and each of the Interim Financial Statements when delivered will be, complete and correct in all material respects; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments and the Interim Financial Statements and Interim Financial Statements may lack footnotes required by GAAP.

(b)    Neither the Company’s internal accounting personnel that are responsible for preparing the Financial Statements nor the Company’s independent accountants have identified a material weakness or any significant deficiency in the system of internal accounting controls utilized by the Company. The Company has disclosed any and all fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

(c)    The Company maintains accurate Books and Records reflecting its transactions, assets and liabilities and maintains proper and adequate internal accounting controls that provide assurance that (i) transactions are executed with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of its financial statements of the Business in conformity in all material respects with GAAP and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management’s general or specific authorization, (iv) the reporting of its assets is compared with existing assets at regular intervals and appropriate actions are taken with respect to any differences and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d)    Schedule 2.6(d) contains a true, complete and correct list of all accounts receivable of the Company as of the date set forth therein, which list sets forth the aging of such accounts receivable. All accounts receivable of the Company represent valid obligations arising from sales actually made or services actually performed at arm’s length in the Ordinary Course of Business. The Company (i) has performed its obligations concerning the goods or services to which its respective accounts receivable relate, and (ii) except as provided on Schedule 2.6(d), accounts receivable are fully collectable in accordance with their terms, subject only to the specific reserves set forth in the Financial Statements, as of the date thereof, or reserves for accounts receivable included in the calculation of the Estimated Closing Date Tangible Book Value.

(e)    The Company has not entered into any transactions involving the use of special purpose entities for any off balance sheet activity.

(f)    As of Closing, no Seller, Seller Principal, nor any of their respective Affiliates will have any outstanding Indebtedness to the Company, and, except as set forth on Schedule 2.6(f), the Company will not have any outstanding Indebtedness to any Seller, Seller Principal, or any of their respective Affiliates.

Section 2.7    Events Subsequent to Interim Financial Statements.

Except as set forth on Schedule 2.7, since June 1, 2023, and the transactions contemplated by the Revenue Sharing Plan:

(a)    the Company has conducted its business activities only in the Ordinary Course of Business;

(b)    there has not been a Company Material Adverse Effect;

(c)    the Company has not suffered any material loss, damage or destruction to, or any material interruption in the use of, any Asset (whether or not covered by insurance);

(d)    the Company has not sold, leased, transferred, disposed of, abandoned or assigned any of its Licenses or Assets that are material to the Business as currently conducted, other than inventory or supplies sold or used in the Ordinary Course of Business, or mortgaged, pledged or subjected any Asset to any Encumbrance (other than Permitted Encumbrances) or entered into, amended or terminated any Licenses that is material to the Business as currently conducted;

(e)    there has not been any change in the Organizational Documents of the Company;

(f)    the Company has not (i) issued, sold, pledged, encumbered or otherwise disposed of any Interests or other Equity Interests; (ii) granted, or entered into any agreements to grant, any options, warrants, puts, calls, subscriptions, rights, claims, commitments or other rights of any character relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any Interests or other Equity Interests; (iii) entered into any agreements to modify the rights of any Interests or other Equity Interests; or (iv) reclassified, combined, split, subdivided or redeemed, purchased or otherwise acquired, directly or indirectly, any Interests or other Equity Interests.

(g)    except for cash dividends paid in full prior to Closing, the Company has not declared, set aside or paid any dividend or made any distribution with respect to the Interests or other Equity Interests or redeemed, purchased or otherwise acquired any Interests or other Equity Interests;

(h)    the Company has not made any loan to, or entered into any other transaction (other than a transaction relating to the payment of compensation and benefits or in any other way related to employment) with, any of its shareholders, directors, officers or employees (or any Affiliate thereof);

(i)    the Company has not modified its cash management activities (including the timing of, invoicing and collection of receivables and the accrual and payment of payables and other current liabilities, and its revenue or distribution splitting methodologies among the Company’s ownership) or modified the manner in which the Books and Records of the Company are maintained other than in the Ordinary Course of Business;

(j)    the Company has not (A) made or changed any Tax election, (B) changed any annual accounting period (except as required by applicable Law), (C) adopted or changed any accounting method, policy or practice with respect to Taxes (except as required by a change in applicable Law), (D) filed any amended Tax Return, (E) reversed any accrual for uncertain Tax positions, (F) entered into any closing agreement, or otherwise settled or compromised any claim or assessment, relating to Taxes of the Company, (G) surrendered any right to claim a refund or credit of Taxes, (H) consented to any extension or waiver of the limitation period applicable to any claim, assessment, or collection action relating to Taxes of the Company, or (I) taken any other action relating to Taxes of the Company, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action could reasonably be expected to have the effect of increasing the Tax liability, or decreasing any Tax benefit, of the Company or Buyer or its Affiliates for any period ending after the Closing Date;

(k)    the Company has not made any change to its accounting methods, principles or practices that affects the reporting of assets, liabilities or results of operations, except as required by any change in GAAP or applicable Law;

(l)    the Company has not engaged in any merger, consolidation, reorganization, reclassification, liquidation, dissolution or similar transaction or filed a petition in bankruptcy under any provision of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(m)    the Company has not purchased or otherwise acquired any assets or made any capital expenditures, in each case that are material, individually or in the aggregate, to the Business, other than such acquisitions or capital expenditures that have not exceeded $10,000, individually, or $30,000, in the aggregate;

(n)    except as provided on the Interim Balance Sheet, the Company has not created, incurred, assumed or otherwise become liable, or agreed to create, incur, assume or otherwise become liable, with respect to any Indebtedness or granted any Encumbrance with respect to the Assets;

(o)    the Company has not made any loan, advances or capital contribution to, or investments in, any other Person other than credit terms relating to trade payables in the Ordinary Course of Business;

(p)    the Company has not: (i) made any change in the benefits provided or compensation payable or to be provided or to become payable to any of its members, directors, officers, employees, agents, independent contractors or any of their respective Affiliates (other than increases in base salary or base wage rate in the Ordinary Course of Business that do not exceed 2% with respect to any individual); (ii) granted any severance or termination pay to, or entered into or amended any employment, severance or other agreement or arrangement with, equityholders, directors, managers, officers, employees, agents, independent contractors or any of their respective Affiliates; (iii) established, adopted, entered into, amended or terminated any bonus, incentive, deferred compensation, profit sharing, equity option or purchase, insurance, pension, retirement or other Employee Benefit Plan; (iv) entered into or amended any collective bargaining agreement, labor contract, or other Contract with any labor organization or union, (v) funded or made any contribution to any Employee Benefit Plan or any related trust or other funding vehicle, other than regularly scheduled contributions to trusts funding qualified plans, (vi) terminated the employment or service of any employee or independent contractor whose annual base compensation exceeds $45,000, other than for cause, or (vii) hired any employee or independent contractor whose annual base compensation exceeds $45,000;

(q)    the Company has not cancelled or terminated any Insurance Policy without obtaining comparable substitute insurance coverage or otherwise failed to take commercially reasonable efforts to maintain any such Insurance Policy;

(r)    the Company has not effectuated a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees;

(s)    the Company has not sold, transferred, licensed, sublicensed or otherwise disposed of any material Intellectual Property, or amended or modified in any material respect any existing agreements or rights with respect to any material Intellectual Property;

(t)    the Company has not extended any offers of employment or engaged any consultants or independent contractors who, in each case, would receive cash compensation at a rate in excess of $100,000 per year and, in the case of any consultant or independent contractor, whose relationship with the Company is not terminable without liability on prior notice of 60 days or less;

(u)    the Company has not entered into any new line of business or abandoned or discontinued any existing line of business;

(v)    the Company has not acquired (including by merger, consolidation, or acquisition of equity or assets) any Person or any division or line of business thereof;

(w)    the Company has not (i) entered into any Contract that would be a Material Contract if entered into prior to the date of this Agreement; (ii) amended, modified or terminated any Material Contract; or (iii) releases, waived any material rights under, or discharged any other party of any obligation under, any Material Contract;

(x)    the Company has not settled or compromised any Proceedings;

(y)    the Company has not acquired any real property or any direct or indirect interest in any real property; and

(z)    the Company has not agreed, authorized, recommend, proposed or announced an intention to do any of the foregoing or entered into any Contract to do any of the foregoing.

Section 2.8    Undisclosed Liabilities.

Except for Liabilities: (a) reflected on or adequately reserved against on the audited balance sheet of the Company and its Subsidiaries as of December 31, 2022 (the “Recent Audited Balance Sheet”); (b) reflected on or adequately reserved against on the Interim Balance Sheet; (c) disclosed or reflected in Schedule 2.8; (d) incurred in the Ordinary Course of Business since the Interim Balance Sheet Date and of the type reflected or reserved for in the Financial Statements; (e) to Quaint Oak Bank in connection with the Revenue Sharing Plan, or (f) included in the calculation of Closing Date Pre-Closing Taxes or Closing Date Seller Transaction Expenses, the Company does not have any Liabilities.

Section 2.9    Legal Compliance.

(a)    To Sellers’ Knowledge, the Company has all permits, licenses, approvals, consents, notices, waivers, qualifications, filings, registrations, exemptions and authorizations by or of, or registrations with, any Governmental Body (collectively, the “Licenses”) necessary to conduct the Business and own the Assets as currently conducted and owned. Schedule 2.9(a) sets forth a true, correct and complete list of all Licenses held by the Company. Except as set forth on Schedule 2.9(a), the Company is and, since the Inception Date has been, in compliance in all material respects with the Licenses applicable to it. All due and payable fees and assessments with respect to such Licenses have been paid in full. The Company has not received any written or, to the Sellers’ Knowledge, oral, notice from any Governmental Body regarding (i) any actual or alleged material failure to comply with any such License or (ii) an intended revocation, suspension, cancellation, withdrawal, limitation upon, denial to renew, or amendment of any License. No Proceeding is pending or, to the Sellers’ Knowledge, threatened against the Company that seeks to revoke, suspend, cancel, withdraw, limit, deny, or amend any such License.

(b)    The Company is and, during all applicable statutory periods of limitation has been, in compliance in all material respects with all Laws and Orders, and neither the Company nor, to the Sellers’ Knowledge, any current or former officer, manager, member, employee, consultant or agent of the Company, in its or his capacity as such, has (i) been charged with respect to any material violation of any applicable Laws, (ii) entered into or been subject to any Order with respect to the Company, or (iii) received any written notice from any Governmental Body of material violation of any applicable Law. No written claims, charges or investigations are pending or, to the Sellers’ Knowledge, threatened against the Company or any of its officers, directors, managers or employees (in their respective capacities as such) by any party including any government regulatory body with respect to any violation of any Law or Order. As of the date hereof, the Company is not undertaking any internal investigation with respect to violations of any applicable Laws or Orders.

Section 2.10    Taxes.

(a)    All Tax Returns of the Company that were required to have been filed have been timely filed, and all such Tax Returns are true, correct, and complete.

(b)    All Taxes of the Company that have become due and payable (whether or not shown on any Tax Return) have been paid. All estimated Tax payments required to avoid imposition of any underpayment penalties on the Company have been paid. All monies that the Company is required by applicable Law to withhold in connection with amounts paid or owing to any Person have been withheld and either timely paid to the proper Governmental Body or, if not yet due, set aside in accounts for such purposes and accrued by the Company. The Company has properly received and maintained any and all certificates, forms, and other documents required by Law for any exemption from withholding and remitting any Taxes.

(c)    The Company has not received any written claim for any Tax deficiency against the Company or any of the Assets. The Company and the Sellers have not received written notice of any pending or threatened Proceeding, and, to Sellers’ Knowledge, no Proceeding is pending or threatened, against the Company or any of the Assets or any Seller with respect to Taxes. No adjustment has been proposed in writing in any Proceeding relating to Taxes which, by application of the same or similar principles, reasonably is expected to result in a proposed adjustment for any period not covered by the Proceeding. No claim for refund or credit of any Tax has been filed by or on behalf of the Company, or by Sellers with respect to the Company, which has not been paid or resolved. During the five years prior to the date of this Agreement, no written claim has been made by a Governmental Body in a jurisdiction where the Company does not file Tax Returns with respect to a given Tax that the Company is or may be subject to such Tax in such jurisdiction.

(d)    The Company is not subject to any waiver or extension (which is currently in effect) of the time in which any Tax may be assessed or collected by any Governmental Body, and no Seller is subject to any waiver or extension (which is currently in effect) of the time in which any Tax may be assessed or collected by any Governmental Body against Seller with respect to the Company.

(e)    The Company’s Liability for Taxes (i) as of the Interim Balance Sheet Date did not exceed the accrued liability for Taxes of the Company (excluding any accrual for Taxes with respect to timing differences between financial accounting income and taxable income) on the Interim Balance Sheet, and (ii) as of the Closing Date does not exceed such accrued liability for Taxes as adjusted through the Closing Date in accordance with past custom and practice. Since the Interim Balance Sheet Date, the Company has not incurred any material liability for Taxes outside the Ordinary Course of Business.

(f)    Since the Interim Balance Sheet Date, the Company has not made or is subject to any amendment or other change to any return, election, agreement, method, practice, or principle regarding Taxes (other than any change resulting from changes in applicable Law).

(g)    The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Tax Period, as a result of any (i) change in method of accounting for a Tax period ending on or prior to the Closing; (ii) use of an improper method of accounting for a Tax period ending on or prior to the Closing Date; (iii) closing agreement as described in Section 7121 of the Code (or any similar Law) executed prior to the Closing; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar Law) occurring on or prior to the Closing Date; (v) installment, open transaction, or cash method of accounting with respect to a transaction that occurred prior to the Closing; (vi) prepaid amount received on or prior to the Closing Date, (vii) election under Section 108(i) of the Code (or any similar Law); or (viii) income inclusion under Section 951 or 951A of the Code with respect to income accrued, or any investment in United States property (as defined in Section 956 of the Code) held, on or prior to the Closing Date, or (ix) income of a passive foreign investment company (as defined in Section 1297 of the Code) accrued on or prior to the Closing Date.

(h)    Except for any determination letters and similar rulings or agreements relating to qualified benefit plans, the Company has not requested or received any private letter ruling, technical advice memorandum, or other similar determination with respect to Taxes from any Governmental Body, or signed a closing or other agreement with respect to Taxes with any Governmental Body, affecting the Taxes imposed on the Company, or on the assets or activities of the Company, for any period ending after the date of the Interim Balance Sheet.

(i)    Neither the Company nor any of its predecessors (i) has ever been a member of a combined, consolidated, affiliated, or unitary group for Tax purposes, or (ii) has liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any similar Law), as a transferee or successor, or under any Tax indemnity, sharing, or allocation agreement or other similar Contract, or by operation of Law.

(j)    The Company has never participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4, or any transaction requiring disclosure under any similar Law, and neither Sellers nor the Company have any Knowledge that any material advisor with respect to a transaction has filed or intends to file any report with the IRS (or other similar Governmental Body) identifying the Company as having participated in a reportable transaction.

(k)    There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any Assets owned by the Company.

(l)    The Company does not own any equity interest in any Person classified as a partnership for Tax purposes.

(m)    No Seller is a “foreign person” within the meaning of Section 1445(f)(3) of the Code. The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)    The Company has not constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(o)    [Intentionally omitted.]

(p)    Within the current calendar year and since the Inception Date, the Company was not subject to Tax in any jurisdiction other than the United States.

(q)    The Company has properly requested, received, and retained in accordance with applicable Law all exemption certificates and other documentation required to support any claimed exemption or waiver of Taxes on sales or other transactions.

(r)    The Company is and has been in full compliance with all terms and conditions of all Tax abatement agreements or orders. No condition exists which, with the giving of notice, passage of time, or both, would constitute a breach or default under any such agreements or orders. The consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such agreements or orders. The Company does not have any material liability or obligations under any such any such agreements or orders.

(s)    None of the assets of the Company as shown on the Interim Balance Sheet, as adjusted for subsequent acquisitions and dispositions, is (i) treated as owned for Tax purposes by any Person other than the Company under Section 168 of the Code, (ii) excluded from the accelerated cost recovery system under Section 168(f) of the Code, (iii) required to be or is being depreciated under the alternative depreciation system under Section 168(g)(2) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 76-30 or 2001-28, or (v) subject to a section 467 rental agreement as defined in Section 467 of the Code.

(t)    Each of the assets of the Company that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all Pre-Closing Tax Periods and no portion of such property constitutes omitted property for property tax purposes. No portion of the Company’s real property is subject to assessment or collection of Taxes for prior years based on a change in land usage or ownership.

(u)    The Company has not (i) deferred any amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, or (b) deferred any payroll tax obligations pursuant to any Payroll Tax Executive Order. The Company has, to the extent applicable, duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act.

Section 2.11    Real Property.

(a)    The Company does not own any real property.

(b)    With respect to the operation of the Business, the Company does not use, occupy or operate any real property other than the Leased Real Property, and no other real property is used in or necessary for the operation of the Business.

(c)    Except as set forth on Schedule 2.11(c), with respect to the Leased Real Property, to Sellers’ Knowledge, there are no pending or threatened Proceedings relating to such Leased Real Property.

(d)    [Intentionally omitted.]

(e)    [Intentionally omitted.]

(f)    The improvements and fixtures on the Leased Real Property are in all material respects suitable for their current use, ordinary wear and tear excepted.

(g)    [Intentionally omitted.]

(h)    Schedule 2.11(h) sets forth the address of each parcel of Leased Real Property and a true and complete list of all Leases for each such Leased Real Property. With respect to each Lease, except as set forth on Schedule 2.11(h):

(i)    such Lease is legal, valid, binding, enforceable and in full force and effect against the Company a party thereto and each other Person party thereto;

(ii)    such Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following Closing;

(iii)    the sale of the Interests contemplated by this Agreement does not require the consent of any other Person party to such Lease; and

(iv)    neither the Company nor any other Person party to such Lease is in breach or default under such Lease and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would give rise to any material modification, acceleration, payment, cancellation or termination that is adverse to the Company under, or in any manner release any party thereto from any material obligation owed to the Company under, such Lease;

(v)    the rent set forth in such Lease is the actual rental being paid, and there are no separate agreements or understandings with respect to the same; and

(vi)    the Company has made available to Buyer a true, correct and complete copy of such Lease, together with all amendments, modifications, supplements, renewals, extensions and guarantees and supplements and default notices, if any, thereto.

Section 2.12    Intellectual Property.

(a)    Schedule 2.12(a) contains a complete and accurate list of all:

(i)    Company Owned Intellectual Property that is the subject of an application, registration, grant, issuance, or similar filing with a governmental or quasi-governmental entity;

(ii)    all material Software that is owned or purported to be owned by the Company;

(iii)    all material Copyrights and Trademarks that are not subject to an application or registration, that are owned or purported to be owned by the Company;

(iv)    licenses, sublicenses or other Contracts under which the Company is granted rights by others in Intellectual Property that are used or held for use in the operation of the Business as currently conducted, except for standard licenses for off-the-shelf Software used in the operation of the Business that are licensed pursuant to standard terms with a value of less than $15,000 (“Other Intellectual Property”); and

(v)    licenses, sublicenses or other Contracts under which the Company has granted rights to others in Company Owned Intellectual Property, including an identification of all exclusive licenses, sublicenses or other Contracts.

(b)    The Company is the sole owner of all right, title and interest in and to the Company Owned Intellectual Property and has the right to use the Company Owned Intellectual Property without the payment of any royalties or other amounts to any other Person.

(c)    The Company has the right to use the Other Intellectual Property described in clause (a)(iv) above pursuant to a valid and subsisting license, sublicense or other Contract with a third party free and clear of all Encumbrances other than Permitted Encumbrances and the Company is not in breach of any provision of the Other Intellectual Property.

(d)    Except as set forth on Schedule 2.12(d):

(i)    all rights to the Company Owned Intellectual Property identified in Section 2.12(a)(i) are in full force and effect, are held of record in the name of the Company, and are not the subject of any known Proceeding challenging any scope, effect or validity and are currently in compliance with formal legal requirements which have come due as of the Closing Date (including, as applicable, the payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications);

(ii)    the Company has no notice that it is, nor that the conduct of the Business as currently conducted is, infringing, misappropriating, diluting or otherwise violating any rights in Intellectual Property that are owned or alleged to be owned by any Person;

(iii)    within the two years immediately prior to the Closing Date, the Company has not received any written notice with respect to any alleged infringement, misappropriation, dilution, unlawful or improper use of, or other violation of any rights in Intellectual Property owned or alleged to be owned by any Person, nor to the Sellers’ Knowledge has the Company received a threatened claim or unwritten notice of a claim of infringement, misappropriation, dilution, unlawful or improper use of, or other violation of any rights in Intellectual Property owned or alleged to be owned by any Person;

(iv)    the Company has not made any written claim or sent any written notice that a Person is infringing on the Company Owned Intellectual Property;

(v)    to Sellers’ Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating the Company Owned Intellectual Property; and

(vi)    no Order has been rendered, and no consent or stipulation exists that is not in a Contract entered into by the Company that would limit the Company’s use or enjoyment of any right in the Company Owned Intellectual Property.

(e)    The Company Owned Intellectual Property and Other Intellectual Property constitute all of the Intellectual Property used in or required for the conduct of the Business as presently conducted.

(f)    The Company has taken steps to maintain its trade secret rights in the Company Owned Intellectual Property and the confidentiality of all portions of the confidential information and trade secret information included in the Company Owned Intellectual Property.

(g)    [Intentionally omitted.]

(h)    [Intentionally omitted.]

(i)    [Intentionally omitted.]

(j)    [Intentionally omitted.]

(k)    [Intentionally omitted.]

(l)    [Intentionally omitted.]

(m)    The consummation of the transactions contemplated by this Agreement shall not impair any right, title or interest of the Company in or to any Company Owned Intellectual Property, Other Intellectual Property or the Company Systems, and all Company Owned Intellectual Property, Other Intellectual Property and Company Systems will be solely owned or available for use by the Company immediately after the Closing Date on terms and conditions substantially similar to those under which the Company owned, used or held for use the Company Owned Intellectual Property and Company Systems immediately prior to the Closing Date.

(n)    The Company Systems: (i) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry, to ensure proper operation, monitoring, and use and are sufficient to operate the Business; (ii) have appropriate security, back-ups, disaster recovery arrangements, and hardware and Software support and maintenance to minimize the risk of material error, breakdown, failure, or security breach occurring; (iii) are configured and maintained with the intention of minimizing the effects of viruses and malicious code; (iv) during the past 24 months have not suffered any error, breakdown, or failure that has not been remedied or replaced in all material respects, and (v) during the past 24 months have not suffered any security breach that has caused disruption or damage to the operation of the Business.

(o)    [Intentionally omitted.]

(p)    The Company has not licensed to any Person, nor agreed not to assert against any Person, any rights to any Software or Patents included in the Company Owned Intellectual Property, either by way of a license, covenant not to sue, covenant not to assert, or otherwise, except as implied by non-exclusive end-user licenses granted by the Company in the Ordinary Course of Business with respect to its Software.

Section 2.13    Contracts

(a)    Schedule 2.13(a) lists the following Contracts to which the Company is a party as of the date of this Agreement or by which any of the Assets is bound:

(i)    all Contracts that involve the expenditure or receipt of more than $25,000 annually, other than purchase orders for inventory and sale of products or services in the Ordinary Course of Business;

(ii)    all Contracts with a Material Dealer, Material Borrower or Material Vendor, but excluding, in each case, purchase or sale orders entered into in the Ordinary Course of Business;

(iii)    all Contracts related to Indebtedness, including the incurrence, assumption or guarantee of any Indebtedness of the Company or any other Person;

(iv)    all Contracts that: (A) contain a non-competition or non-solicitation covenant by the Company in any line of business or in any geographical area in the world or other covenant restricting the development, manufacture, marketing or distribution of any of the Company’s products or services; or (B) grant exclusivity of the marketing, distribution or sale of any of the products of the Company to any Person or otherwise grants exclusivity to any Person;

(v)    all Contracts for the employment of any individual on a full-time, part-time, consulting or other basis resulting in annual base compensation in excess of $30,000, and any severance agreement, non-compete, confidentiality, trade secrets, change of control bonus or similar agreement with or by employees of the Company (other than standard Contracts containing non-compete, confidentiality or trade secrets provisions benefitting the Company that do not contain any severance, change of control bonus or similar arrangements);

(vi)    all agency, distributor, sales representative, franchise and similar Contracts to which the Company is a party pursuant to which the Company has received or paid during the immediately preceding calendar year aggregate payments in excess of $100,000;

(vii)    all Contracts under which the Company has made an advance or loan to any other Person;

(viii)    all pledge, conditional sale and title retention agreements, security agreements, personal property leases and lease purchase agreements to or from any Person providing for aggregate lease payments in excess of $100,000 in any 12-month period;

(ix)    all Contracts concerning the sale or acquisition (by merger, purchase or sale of assets or stock or otherwise) of a business or a portion thereof or assets relating thereto;

(x)    all Contracts that provide for capital expenditures in excess of $100,000 on an annual basis;

(xi)    all Contracts that require the Company to purchase a minimum or specified amount of its total requirement for any product or service from a third party;

(xii)    all Contracts which provide the counterparty with a power of attorney to bind the Company;

(xiii)    all Contracts that impose any confidentiality, standstill or similar obligation on the Company, except for those entered into in the Ordinary Course of Business or in connection with the sale process of the Company;

(xiv)    all Contracts granting to any Person (other than the Company) an option or a right of first refusal, first-offer or similar preferential right to purchase or acquire any ownership interests or material Assets;

(xv)    all Contracts requiring the disposition of any Assets (including Equity Interests) material to the ongoing operation of the Business to the extent that the Company still has any remaining right, obligation or liability thereunder;

(xvi)    all joint venture, limited partnership or similar agreements to which the Company is a party;

(xvii)    all Contracts or series of related Contracts relating to currency hedges, interest rate hedges, swaps, options or other derivatives;

(xviii)    all Contracts under which the Company has any material obligation with respect to an “earn out,” contingent purchase price, or similar contingent payment obligation or indemnification obligations;

(xix)    all collective bargaining agreements or other Contracts with any labor union or association representing any current or former employees of the Company;

(xx)    all Contracts that require a consent to or otherwise contain a provision relating to a “change of control,” or that would or would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated hereby;

(xxi)    all Contracts containing any most favored nation or similar clause;

(xxii)    all Insider Agreements;

(xxiii)    all Contracts that bind or purport to bind any Affiliate of the Company; and

(xxiv)    all other Contracts material to the Company or the Business.

(b)    Each Contract listed or required to be listed on Schedule 2.13(a) (each a “Material Contract” and collectively the “Material Contracts”) is legal, valid, binding and enforceable and in full force and effect against the Company and each other Person party thereto. Neither the Company nor any other Person party thereto, is in breach or default in any material respect and no event has occurred which with or without notice or lapse of time (or both) would constitute such a material breach or default or permit termination, modification or acceleration under, or result in loss of a material under or violation of, any Material Contract. The Company has not received written notice that any party to a Material Contract intends to cancel, not renew or terminate such Material Contract or to exercise or not exercise any option under such Material Contract and neither the Company nor, to Sellers’ Knowledge, other party to a Material Contract intends to cancel, not renew or terminate such Material Contract.

(c)    The Company has made available to Buyer true, correct and complete copies of all written Material Contracts and a written summary of any oral Material Contracts, in each case, together with all amendments, modifications, supplements, renewals, extensions and guarantees and supplements and default notices, if any, thereto.

Section 2.14    Insurance.

A complete list, as of the date of this Agreement, of all Insurance policies currently held by the Company covering any Assets or the business, products or personnel of the Company (the “Insurance Policies” and each an “Insurance Policy”) is contained in Schedule 2.14. No further premiums or payments will be due under such Insurance Policies after Closing with respect to periods prior to Closing (except to the extent accrued for in Final Closing Date Tangible Book Value). The Company is not in default with respect to its obligations under any Insurance Policies. Excluding Insurance Policies that have expired and have been replaced in the Ordinary Course of Business, no Insurance Policy has been cancelled within the last two years and no threat has been made to cancel any Insurance Policy during such period. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 2.15    Litigation.

(a)    There is no investigation or review pending or threatened by or before any Governmental Body with respect to the Company (including, for the avoidance of doubt, relating to the failure of the Company or its Subsidiaries to obtain any Licenses required for the conduct of the Business). There are no: (i) Proceedings pending or, to Sellers’ Knowledge, threatened against the Company or any of the Assets or against or involving any equityholder, officer, director, manager or employee of the Company (in their respective capacities as such) at law or in equity and no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as the basis for any such Proceeding; and (ii) Orders pending with respect to the Company or any of the Assets or any equityholder, officer, director, manager or employee of the Company (in their respective capacities as such) and no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as the basis for any such Order.

(b)    Schedule 2.15(b) includes a brief summary description of all Proceedings and settlements, subpoenas, audits or other inquiries and, to Sellers’ Knowledge, all investigations by or before any Governmental Body involving the Company or any of its officers, directors, managers, equityholders or employees (in their respective capacities as such) arising in connection with or relating to the Company occurring, arising or existing since the Inception Date.

Section 2.16    Employees.

(a)    Schedule 2.16(a) sets forth a true, correct and complete list as of the date specified in such Schedule showing each employee of the Company. With respect to each such employee, Schedule 2.16(a) contains the name, job title, whether classified as exempt or non-exempt for wage and hour purposes, date of hire, annual base salary, whether paid on a salary, hourly or commission basis and annual bonus and commission potential.

(b)    Except as set forth on Schedule 2.16(b):

(i)    the Company is not or, since the Inception Date, has not been, party to or bound by any collective bargaining Contract, labor Contract or other Contract with any union or labor organization covering wages, hours or terms or conditions of employment;

(ii)    there is no, and since the Inception Date there has been no, unfair labor practice complaint against the Company pending before the National Labor Relations Board or any state or local agency;

(iii)    there is no pending, and since the Inception Date there has been no, labor strike, work stoppage or lockout or other material labor dispute affecting the Company;

(iv)    the Company is and has been in compliance in all material respects with all applicable Laws respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, wages and hours, the proper classification and treatment of employees as exempt or non-exempt and the proper classification and treatment of any independent contractor who has in the past or currently provides services to the Company;

(v)    the Company is not, and since the Inception Date has not been, delinquent in any payments for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any products sold or services performed for it to the date hereof;

(vi)    there are no, and since the Inception Date there have been no, grievances, complaints or charges with respect to employment or labor matters (including allegations of employment discrimination, retaliation or unfair labor practices) pending or, to the Sellers’ Knowledge, threatened against the Company in any judicial, regulatory or administrative forum;

(vii)    to Sellers’ Knowledge, no employment policy or practice of the Company is currently being audited or investigated;

(viii)    the Company is not, and since the Inception Date the Company has not been, subject to any Order or private settlement Contract in respect of any labor or employment matters;

(ix)    the Company is and has been in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986; and

(x)    all employees of the Company are employed on an at-will basis.

(c)    the Company is not a joint employer with any of its vendors or any other Person.

Section 2.17    Employee Benefits.

(a)    Schedule 2.17 lists each Employee Benefit Plan that the Company or any ERISA Affiliate maintains or to which the Company or any ERISA Affiliate contributes. The Company has made available to Buyer true and complete copies of (i) each Employee Benefit Plan (or, with respect to any unwritten Employee Benefit Plan, a written description thereof); and (ii) to the extent applicable, (A) the most recent annual report on Form 5500 filed and all schedules thereto filed with respect to such Employee Benefit Plan, (B) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement relating to such Employee Benefit Plan, (C) the most recent actuarial report, financial statement or valuation report, (D) a current IRS opinion or favorable determination letter, (E) the most recent summary plan description, if any, required under ERISA with respect to such Employee Benefit Plan, and (F) all material correspondence to or from any Governmental Body relating to such Employee Benefit Plan.

(b)    Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an IRS determination and, to Sellers’ Knowledge, no event has occurred that would cause any Employee Benefit Plan to lose such qualification.

(c)    Each Employee Benefit Plan is and has been operated in material compliance with applicable Laws and is and has been administered in all material respects in accordance with applicable Laws and with its terms. No Proceeding is pending or, to Sellers’ Knowledge, threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof, other than claims for the payment of benefits in the Ordinary Course of Business. All payments and/or contributions required to have been made with respect to all Employee Benefit Plans either have been made or have been accrued or are being administered in accordance with the terms of the applicable Employee Benefit Plan and applicable Law.

(d)    Neither the Company nor any ERISA Affiliate has ever maintained any Employee Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA or is a Multi-Employer Retirement Plan or a Multiple Employer Plan, and neither the Company nor any ERISA Affiliate has ever incurred any Liability under Section 302 or Title IV of ERISA that has not been paid in full, and there currently exists no condition or circumstance that would subject the Company or any ERISA Affiliate to any Liability under Section 302 or Title IV of ERISA.

(e)    None of the Employee Benefit Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law), and the Company has never promised to provide such post-termination benefits.

(f)    Neither the Company nor any of its ERISA Affiliates has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(g)    Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code (each, a “NQDC Plan”) has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Benefit Plan is, or to Sellers’ Knowledge will be, subject to the penalties of Section 409A(a)(1) of the Code.

(h)    No Employee Benefit Plan is subject to the Laws of any jurisdiction outside the United States.

(i)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates; (ii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); (iii) result in a requirement to pay any tax “gross-up” or similar “make-whole” payments to any employee, director, manager or consultant of the Company or an ERISA Affiliate, or (iv) limit or restrict the right of the Company or any ERISA Affiliate to merge, amend or terminate any Employee Benefit Plan.

Section 2.18    Environmental.

(a)    The Company is and, since January 4, 2021 (the “Inception Date”), has been in compliance with all applicable Environmental Laws and has not received any written communication, whether from a Governmental Body, citizens group, employee or any other Person, alleging that the Company is not in such compliance.

(b)    Since the Inception Date, the Company has not received notice of any claim under any Environmental Law, other than any such claim that has been fully resolved with no further Liability to the Company.

(c)    To Sellers’ Knowledge, the Company has not Released any Hazardous Substances at, on, or beneath any Leased Real Property in a quantity or concentration that has resulted or would reasonably be expected to result in an Environmental Liability or other material obligation (including any investigatory or corrective action obligation) to the Company, and the Leased Real Property is free of the presence of Hazardous Substances in the soil, subsurface strata, groundwater, surface water, air, buildings, fixtures, outdoor artificial surfaces and structures, piping, drains, sumps, pits, ditches and equipment in a quantity, concentration or condition that has resulted in, or would reasonably be expected to result in, an Environmental Liability and no Hazardous Substances migrated, are migrating or shall migrate on or off the Leased Real Property through any environmental medium other than pursuant to and in compliance with a Governmental Authorization issued under Environmental Law.

(d)    The Company possesses all material Governmental Authorizations required to be held under applicable Environmental Laws for such company to own and use its assets and properties and to conduct its business as currently conducted (“Environmental Permits”);

(e)    There is no Proceeding or Order against or involving the Company or any of its assets or properties pending or threatened in writing by any Governmental Body or any other Person pursuant to any Environmental Law;

(f)    No Hazardous Substance has been generated, emitted, transported, stored, treated or disposed of, released or handled by the Company in violation of any Environmental Law that would reasonably be expected to result in any material Environmental Liability to the Company.

(g)    The Company has not transported or arranged for the transportation of any Hazardous Substance to any location which is listed or proposed for listing on the National Priorities List under CERCLA, or on any similar state list or which is the subject of federal, state or local actions regarding the release of Hazardous Substance or, to the Sellers’ Knowledge, other investigations which may lead to claims for clean-up costs, remedial work, or other damages, or for personal injury claims, including but not limited to, claims under CERCLA or analogous state environmental clean-up laws.

Section 2.19    Affiliate Transactions.

(a)    Except as set forth on Schedule 2.19(a), no equityholder, director, officer, manager or any Affiliate of such Person or any individual related by blood, marriage or adoption to any such Person or any entity in which any such Person owns any beneficial interest (collectively, the “Insiders”), is a party to any Contract or transaction with the Company or which pertains to the Business or has any interest in any Assets or any other property or assets, real or personal or mixed, tangible or intangible, used in or pertaining to the Business or the Company. Schedule 2.19(a) describes all affiliated services provided to or on behalf of the Company by any Insider and to or on behalf of any Insider by the Company and all affiliate transactions or Contracts between the Company, on the one hand, and any Insider, on the other hand. The Company has made available to Buyer true, correct and complete copies of all such written Contracts and a written summary of any such oral Contracts, in each case, together with all amendments, modifications, supplements, renewals, extensions and guarantees and supplements and default notices, if any, thereto (such written and oral Contracts and amendments, modifications, supplements, renewals, extensions and guarantees and supplements and default notices, if any, thereto, the “Insider Agreements”).

(b)    Except as set forth on Schedule 2.19(b), neither the Company nor any of its Subsidiaries are, or, prior to or simultaneous with the Closing, will become, a party to any Contract, business arrangement, commitment or transaction with The Norinchukin Bank, New York Branch.

Section 2.20    Vendors.

Schedule 2.20 lists the: (a) 10 largest vendors of the Company by expenditure for the 12-month periods ending December 31, 2022, and December 31, 2023 (such vendors, the “Material Vendors”). Except as set forth on Schedule 2.20, since January 1, 2024, (A) no Material Vendor has ceased, terminated or otherwise adversely modified in any material respect its business relationship with the Company nor has any Material Vendor substantially reduced the amount of goods, products or services it supplies to the Company and (B) the Company has not received any communication indicating (and the Company otherwise has no reason to believe) that any Material Vendor intends to cease, terminate or adversely modify in any material respect its business relationship with the Company or intends to substantially reduce the amount of goods, products or services it supplies to the Company.

Section 2.21    Borrowers.

Schedule 2.21 lists the: (a) 10 largest borrowers of the Company by amount for the 12-month periods ending December 31, 2022, and December 31, 2023 (such borrowers, the “Material Borrowers”). Except as set forth on Schedule 2.21, since January 1, 2024, (A) no Material Borrower has ceased, terminated or otherwise adversely modified in any material respect its business relationship with the Company and (B) the Company has not received any communication indicating (and the Company otherwise has no reason to believe) that any Material Borrower intends to cease, terminate or adversely modify in any material respect its business relationship with the Company.

Section 2.22    Dealers. Schedule 2.22 lists the: (a) 10 largest dealers of the Company by originations volume in dollars for the 12-month periods ending December 31, 2022, and December 31, 2023 (such dealers, the “Material Dealers”). Except as set forth on Schedule 2.22, since January 1, 2024, (A) no Material Dealer has ceased, terminated or otherwise adversely modified in any material respect its business relationship with the Company and (B) the Company has not received any communication indicating (and the Company otherwise has no reason to believe) that any Material Dealer intends to cease, terminate or adversely modify in any material respect its business relationship with the Company.

Section 2.23    Illegal Payments; FCPA.

Neither the Company, any Seller nor any of their respective Affiliates, nor any director, officer, agent, employee or other Person acting on behalf of the Company or in respect of the Business has, directly or indirectly, violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any such other applicable anti-bribery or anti-corruption Laws (collectively, “Anti-Bribery Laws”), including by: (a) the use of any Company funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity; (b) making or offering any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from Company funds; or (c) making, offering or receiving any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment. No Proceeding or investigation by or before any Governmental Body involving the Company with respect to Anti-Bribery Laws is pending or, to Sellers’ Knowledge, threatened against the Company.

Section 2.24    Broker’s Fees.

Except as disclosed in Schedule 2.24, neither the Company, any Seller, nor any Person acting on their behalf has incurred or will incur any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which Buyer or, if Closing occurs, the Company will be liable. Seller Principals will be responsible for any unpaid fees and expenses due Rinaldi Advisory Services related to the transactions contemplated by the Transaction Documents.

Section 2.25    Export Control Laws and Custom Laws.

The Company is, and since the Inception Date has been, in material compliance with all U.S. export control, import and customs Laws, including those administered by the Department of Commerce, the Department of State, the Department of Homeland Security’s U.S. Customs and Border Protection, and with all U.S. economic sanctions, including those administered by the Department of Treasury and the Department of Commerce. The Company has obtained all necessary U.S. government approvals or licenses required to fulfill any pending commitments or obligations of the Company. The Company is not, and since the Inception Date the Company has not been, party to any Contract or engaged in any transaction or other business with (a) any country, entity formed or resident therein, or resident thereof, that, at the time of the relevant transaction, the Company was prohibited from doing business with under any Law implemented by the Office of Foreign Assets Control of the U.S. Department of the Treasury or (b) any Person that is included, at the time of the relevant transaction, in the list of Specially Designated Nationals and Blocked Persons published by the U.S. Department of the Treasury or any other restricted entity or Person, as may be promulgated by the U.S. government from time to time.

Section 2.26    Anti-Money Laundering.

Except as set forth in Schedule 2.26, the operations of the Company are and, in since the Inception Date, have been, conducted in compliance with all anti-money laundering Laws and all applicable financial record keeping and reporting requirements, rules, regulations and guidelines applicable to the Company (collectively, “Money Laundering Laws”), and no Proceeding by or before any Governmental Body involving the Company with respect to Money Laundering Laws is pending or, to the Sellers’ Knowledge, threatened against the Company.

Section 2.27    Data Privacy Compliance.

(a)    Except as would not reasonably be expected to be material to the Company, the Company’s collection, use, analysis, disclosure, storage, disposal, and security (collectively referred to in this Section 2.27 as “Processing”) of personal identifiable information (“Personal Information”) has at all times since the Inception Date, complied, and complies, in all material respects with all applicable data security and privacy Laws (collectively referred to in this Section 2.27 as “Data Protection Laws”) that apply to the Company’s Processing of Personal Information. Except as would not reasonably be expected to be material to the Company, the Company has all necessary authority, consents, and authorizations to Process the Personal Information that is Processed by or on behalf of the Company. To the Sellers’ Knowledge, the Company is not in material violation of any applicable Data Protection Law.

(b)    To the Sellers’ Knowledge, all Contracts that the Company enters into pursuant to which third parties Process Personal Information or other sensitive or confidential information of the Company include requirements with respect to such third party’s handling of such information that are sufficient to meet in all material respects the Company’s obligations under (i) any Contract to which the Company is a party, (ii) all Data Protection Laws, and (iii) all consents and authorizations that apply to the Company’s Processing of Personal Information. To the Sellers’ Knowledge, no third party is in material breach of any contractual obligation to secure or otherwise safeguard Personal Information or other sensitive or confidential information of the Company.

(c)    Except as would not reasonably be expected to be material to the Company, (i) the Company has adopted, and complied with, written policies and procedures that apply to the Company with respect to privacy, security, data protection, and Processing of Personal Information Processed by or on behalf of the Company, and those policies and procedures are reasonable and comply in all material respects with all Data Protection Laws, and (ii) employees of the Company who Process Personal Information have received training on compliance with the Company’s policies and procedures and Data Protection Laws. The Company has posted privacy policies governing its Processing of Personal Information on websites and mobile applications made available by or on behalf of the Company, and the Company has complied at all times since the Inception Date, with such privacy policies.

(d)    To the Sellers’ Knowledge with regard to the Company’s Processing of Personal Information and compliance with Data Protection Laws, (i) it has not received any notices or audit requests from a governmental authority, and (ii) it is not subject to any injunction, judgment, order, decree, ruling, or charge, nor is any such injunction, judgment, order, decree, ruling, or charge pending or threatened.

(e)    Since the Inception Date, the Company has used commercially reasonable efforts to protect the confidentiality, integrity, and security of its Personal Information against any unauthorized use, control, access, interruption, modification, or corruption. Without limiting the foregoing, except as would not be commercially reasonable or reasonably be expected to be material to the Company, the Company’s service providers have performed a security risk analysis that meets (i) any requirements to perform security analyses, audits, or assessments under any Data Protection Laws, and (ii) any obligations to perform security analyses, audits, or assessments set forth in any Contracts to which the Company is a party. To the Sellers’ Knowledge, the Company has caused commercially reasonable steps to be taken to address all material threats and deficiencies identified in each security risk analysis, audit, or assessment performed since the Inception Date.

Section 2.28    Volcker Rule. Neither the Company nor any of its Subsidiaries (i) engage in any activity that would constitute “proprietary trading,” or (b) have acquired or retained an “ownership interest” in or “sponsored” a “covered fund,” as each such term is defined for purposes of the Volcker Rule.

Section 2.29    No Other Representations or Warranties.

Except as set forth in this Article 2, Article 3, any other Transaction Document or any certificate or document delivered pursuant to this Agreement, or any other Transaction Document by or on behalf of any Seller or the Company, no Seller has made any representation or warranty in connection with this Agreement or the transactions contemplated hereby.

ARTICLE 3

    REPRESENTATIONS AND WARRANTIES REGARDING SELLERS

Subject to the exceptions and qualifications set forth in the Disclosure Schedule, each Seller, jointly and severally, makes the following additional representations and warranties to Buyer.

Section 3.1    Authorization.

(a)    Such Seller has the legal capacity or the requisite power and authority (as applicable) to execute and deliver the Transaction Documents to which such Seller is (or will be) a party and to perform such Seller’s obligations thereunder. Each of the Transaction Documents to which such Seller is (or will be) a party has been (or will be) duly executed and delivered by such Seller and constitutes (or will constitute) the valid and legally binding obligation of such Seller, enforceable against such Seller in accordance with its terms and conditions.

Section 3.2    Noncontravention.

(a)   Neither the execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is (or will be) a party nor the performance by such Seller of its obligations hereunder or thereunder will, with or without the sending of notice or passage of time (or both): (a) violate any Law or Order to which such Seller is subject or, if applicable, any provision of such Seller’s Organizational Documents; (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party thereto (including, if the Seller is a trust, any donor, trustee or beneficiary of the trust) the right to accelerate, terminate, modify or cancel or require any notice under any Contract or other arrangement to which such Seller is a party or by which such Seller is bound or to which any of such Seller’s assets are subject; or (c) result in the creation or imposition of any Encumbrance upon the Interests to be purchased from such Seller pursuant to this Agreement. Such Seller is not required by Law, Contract or otherwise to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

Section 3.3    Interests.

(a)    Such Seller has sole record and beneficial ownership of the Interests set forth opposite such Seller’s name on Schedule 3.3 free and clear of all Encumbrances and immediately following Closing, Buyer will have sole record and beneficial ownership of all of the Interests. Such Seller is not a party to any option, warrant, purchase right or other Contract other than this Agreement that requires such Seller to sell, transfer or otherwise dispose of any Interests, or that gives any other Person any rights with respect to the Interests owned by such Seller or otherwise pertains to the Interests. Such Seller is not a party to any voting trust, proxy or other Contract with respect to the voting of any Interests.

Section 3.4    Proceedings.

(a)    There are no Proceedings pending or, to such Seller’s Knowledge, threatened against such Seller: (a) that question the validity of this Agreement or any action taken or to be taken by such Seller in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement; or (b) that, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the ability of such Seller to perform its, her or his obligations under, and consummate the transactions contemplated by, this Agreement.

Section 3.5    Reliance.

(a)    Sellers acknowledge that, except as expressly set forth in Article 4 , Buyer is not making and will not be deemed to have made, and Sellers are not relying on, any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, in connection with or with respect to the transactions contemplated herein. Any representations and warranties other than those expressly set forth in Article 4 are disclaimed by Buyer.

Section 3.6    Broker’s Fees.

Except as disclosed in Schedule 3.6, neither such Seller nor anyone acting on its, her or his behalf has incurred or will incur any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which Buyer or, if Closing occurs, the Company will be liable. Seller Principals will be responsible for any unpaid fees and expenses due Rinaldi Advisory Services related to the transactions contemplated by this Agreement.

ARTICLE 4

    REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer makes the following representations and warranties to Sellers.

Section 4.1    Organization.

Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Buyer has all requisite power and authority to carry on its businesses.

Section 4.2    Authorization.

Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by Buyer of each of the Transaction Documents to which it is a party, and the performance by Buyer of its obligations thereunder, have been duly authorized by all requisite organizational action. Each of the Transaction Documents to which Buyer is a party has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms and conditions.

Section 4.3    Noncontravention.

Neither the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party nor the performance by Buyer of its obligations hereunder or thereunder will, with or without the sending of notice or passage of time (or both): (a) violate any Law or Order to which Buyer is subject or any provision of its Organizational Documents; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any Contract or other arrangement to which Buyer is a party or by which Buyer is bound or to which any of its assets are subject.

Section 4.4    Proceedings.

There are no Proceedings pending or, to the knowledge of Buyer, threatened against Buyer that: (a) question the validity of this Agreement or any action taken or to be taken by Buyer in connection with, or which seek to enjoin or obtain monetary damages in respect of, this Agreement; or (b) that, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the ability of Buyer to perform its obligations under and consummate the transactions contemplated by this Agreement.

Section 4.5    Investment Intent.

Buyer is acquiring the Interests for investment and not with a view to any resale or distribution thereof in violation of any applicable securities Laws.

Section 4.6    Broker’s Fees.

Neither Buyer nor anyone acting on its behalf has incurred or will incur any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which any Seller (or, if Closing does not occur, any Seller or the Company) will be liable.

Section 4.7    Reliance.

Buyer acknowledges that, except as expressly set forth in Article 2 and Article 3, Sellers are not making and will not be deemed to have made, and Buyer is not relying on, any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, in connection with or with respect to the transactions contemplated herein.

Section 4.8    No Other Representations or Warranties.

Except as set forth in this Article 4, any other Transaction Document, or any certificate or document delivered pursuant to this Agreement or any other Transaction Document by or on behalf of Buyer, neither Buyer, its Affiliates, nor any of their respective Representatives has made, nor will Buyer, its Affiliates, or any of their respective Representatives be deemed to have made, any representation or warranty in connection with this Agreement or the transactions contemplated hereby other than as expressly made by it in this Article 4.

ARTICLE 5

    COVENANTS AND AGREEMENTS

Section 5.1    Intentionally Omitted.

Section 5.2    Intentionally Omitted.

Section 5.3    Efforts; Notice; Further Assurances.

(a)    From and after the date hereof, Buyer and Sellers will (and Sellers will cause the Company to) use commercially reasonable efforts to take, or cause to be taken, such actions, and to do, or cause to be done, such other things as may be reasonable and necessary under any applicable Law to timely consummate and make effective the transactions contemplated by this Agreement.

(b)    After Closing, Buyer and Sellers will take all actions, execute and deliver all further documents and do all other acts and things as the other may reasonably request to carry out and document the intent of this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, in the event and for so long as Buyer or its Affiliates (including the Company) is actively contesting or defending against any Proceeding involving facts, events, circumstances, conditions or events occurring or existing on or prior to the Closing Date, Sellers will cooperate with Buyer, its Affiliates and their respective Representatives, as applicable, in connection with such Proceeding, including, if requested, by providing testimony and access to their Books and Records, personnel and Representatives, all at the sole cost and expense of Buyer (unless Buyer or any other Buyer Indemnified Party is entitled to be indemnified therefor under Article 8).

Section 5.4    Post-Closing Covenants.

In consideration of the consummation of the transactions contemplated by this Agreement and other valuable consideration:

(a)    For a period of five years from the Closing Date, Seller Principals will, and will cause their respective Affiliates to, refrain from engaging in any business anywhere in the United States in competition with the Business, as conducted by the Company immediately prior to the Closing.

(b)    For a period of five years from the Closing Date, Seller Principals will not, and will cause their respective Affiliates not to, directly or indirectly: (i) hire, retain or induce or assist any other Person to hire or retain any employee, consultant or independent contractor of the Company, Buyer or its Affiliates; (ii) induce or assist any other Person to induce any employee, consultant or independent contractor to terminate or adversely modify his, her or its employment or engagement with the Company, Buyer or its Affiliates; or (iii) encourage, induce, seek to encourage or induce, or assist another Person to encourage, induce or seek to encourage or induce any customer, supplier or creditor of, or another Person having a business relationship with, the Company, Buyer or its Affiliates, to cease or adversely change its, his, her or its business relationship or dealings with the Company, Buyer or any such Affiliate; or (iv) in any way interfere with the relationship between the Company, Buyer or its Affiliates, on the one hand, and any customer, supplier or creditor of, or another Person having a business relationship with the Company, Buyer or its Affiliates, on the other hand.

(c)    For a period of five years from the Closing Date, Quaint Oak Bank will not, and will cause their respective Affiliates not to, directly or indirectly: (i) hire, retain or induce or assist any other Person to hire or retain any employee, consultant or independent contractor of the Company; (ii) induce or assist any other Person to induce any employee, consultant or independent contractor to terminate or adversely modify his, her or its employment or engagement with the Company. Notwithstanding anything herein to the contrary, the prohibitions set forth in this Section 5.4(c) shall not prevent (i) general solicitations for employment or engagement, including advertisements and postings in generally circulated media and/or online, and the use of recruiting firms and employment agencies, in each case not specifically targeted at the employees, consultants, or independent contractors of the Company, and any hiring as a result, or (ii) soliciting and hiring any consultant or independent contractor whose employment or engagement has been terminated by the Company prior to such solicitation or hiring.

(d)    Following Closing, no Seller will, and each of them will cause their respective Affiliates not to, make any oral, written or electronic statement (whether through social media or otherwise), directly or indirectly (including statements made by inference or insinuation), that is false, disparaging or negative regarding the business or personal reputation, character, image, integrity, business (including the Business), products or services of the Company, Buyer, its Affiliates or their respective directors, managers, equityholders, officers, employees, successors and assigns. Following Closing, Buyer will not, and will cause its Affiliates not to, make any oral, written or electronic statement (whether through social media or otherwise), directly or indirectly (including statements made by inference or insinuation), that is false, disparaging or negative regarding the business or personal reputation, character, image, integrity, business (including the Business), products or services of the Sellers and their respective Affiliates or their respective directors, managers, equityholders, officers, employees, successors and assigns.

(e)    Following Closing, Sellers will not, and will cause their respective Affiliates not to, use or disclose to any Person any Proprietary Information of the Company or other non-public information of or relating to the Business or the Company, except to the extent required to do so by applicable Law or legal process, and except to the extent that such information enters the public domain through no fault of any Sellers in violation of this Agreement. If a Seller is required by applicable Law or legal process to disclose any such Proprietary Information or other non-public information, such Seller will: (i) to the extent permissible under applicable Law, give Buyer prompt written notice of such requirement so that Buyer may seek, at its sole cost and expense, an appropriate protective order or other remedy; and (ii) cooperate with Buyer, at Buyer’s sole cost and expense, to obtain such protective order or other remedy. In the event that such protective order or other remedy is not obtained, such Seller will furnish only that portion of such non-public information which, on the advice of his, her or its counsel, is legally required to be disclosed and, upon Buyer’s request and at Buyer’s sole cost and expense, use commercially reasonable efforts to seek confidential treatment (to the extent available) of such information.

(f)    Each of the Sellers acknowledges and agrees that their obligations under this Section 5.4 are an essential element of this Agreement and that, but for the agreement of such Seller in clauses (a) through (e) above, Buyer would not have entered into this Agreement. Accordingly, such Seller agrees that if a court of competent jurisdiction finds that the time period of any of the foregoing covenants is too lengthy or the geographic coverage or scope of any of the covenants is too broad, the restrictive time period will be deemed to be the longest period permissible under applicable Law and the geographic coverage and scope will be deemed to comprise the largest coverage and scope permissible under applicable Law, in each case, with such modification of the provisions of this Section 5.4 to only apply with respect to the operation of this Section 5.4 in the particular jurisdiction of such court. It is the Parties’ intent to protect and preserve the Business and goodwill of the Business to be acquired by Buyer, and Sellers agree that the time period, the geographic coverage and scope of the covenants set forth in this Section 5.4 are reasonable. If a Seller breaches or threatens to breach any of the foregoing covenants, Buyer will be entitled to injunctive relief in addition to any other remedies that may be available under applicable Law, without the necessity of proving actual harm or posting a bond or other security therefor and, in such case, no Seller will challenge the granting of such injunctive relief on the basis that Buyer has an adequate remedy at Law or otherwise.

Section 5.5    Public Announcements.

Each Party will, and each Party will cause its Affiliates and Representatives to, maintain the confidentiality of the material terms of this Agreement and will not, and will cause its Affiliates and Representatives not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Parties unless otherwise required by applicable Law, in which case the Party making such public announcement or disclosure will give prior written notice to the other Parties and consider in good faith their suggestions with respect thereto.

Section 5.6    Insider Agreements.

At or prior to Closing, Sellers will cause the Company to terminate, or otherwise amend to exclude the Company as a party thereto, all Insider Agreements, other than those Insider Agreements set forth on Schedule 5.6 (the “Surviving Insider Agreements”), and, as of Closing, no amounts or other obligations will be owed by the Company pursuant to any Insider Agreements other than the Surviving Insider Agreements, whether in connection with such termination or amendment or otherwise.

Section 5.7    Pay-off Letters.

At least three Business Days prior to the Closing Date, Sellers will deliver or cause to be delivered to Buyer executed pay-off letters, together with appropriate executed lien release documentation, in forms reasonably acceptable to Buyer, which letters will: (a) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations related to such Indebtedness as of the Closing Date (the “Payoff Amount”); (b) state that all obligations (including guarantees) in respect thereof and Encumbrances in connection therewith on the Assets will be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date by the Persons holding such Indebtedness, released; and (c) authorize Buyer to file any termination statements or other documents necessary to terminate and release any Encumbrance related to such Indebtedness.

Section 5.8    Records Retention.

Buyer will, and will cause the Company to, retain until the fifth anniversary of the Closing Date any Books and Records of the Company relating to pre-Closing periods to the extent in the possession of Buyer or the Company as of Closing. After the Closing Date, upon reasonable notice, Buyer will, and will cause the Company to, provide Sellers and their Representatives with reasonable access (including the right to make copies at their expense) during normal business hours to such pre-Closing Books and Records of the Company as is reasonably necessary in connection with any post-Closing matters; provided that any such access does not unreasonably interfere with the normal business operations of the Company.

Section 5.9    Certain Tax Matters

(a)    Proration of Taxes

(i)    In the case of any Straddle Period, the amount of Taxes of the Company attributable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date. For this purpose, the Tax period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate as of the close of business on the Closing Date. Taxes of the Company for a Straddle Period, other than Taxes imposed on or measured by income, receipts, payments, or transactions, shall be deemed to accrue for the Straddle Period on a daily pro-rata basis. All transactions occurring on the Closing Date after the Closing (other than transactions required to effect this Agreement and transactions in the Ordinary Course of Business) shall be treated as occurring on the following day.

(b)    Tax Returns and Payment of Taxes

(i)    Sellers Responsibility. Sellers shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns relating to the Company that are required to be filed (taking into account timely extensions) on or before the Closing Date, and shall timely pay or cause to be paid the Taxes shown as due on such Tax Returns.

(ii)    Buyer’s Responsibility. Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns relating to the Company that are required to be filed (taking into account timely extensions) after the Closing Date, and shall timely pay or cause to be paid the Taxes shown as due on such Tax Returns, provided that nothing in this Section shall affect any indemnification obligations of Sellers with respect to Taxes pursuant to this Agreement.

(iii)    Tax Accounting Practices. Any Tax Return relating to the Company filed after the date hereof for any Pre-Closing Tax Period (including any Straddle Period) shall, unless otherwise required by applicable Law or approved by the Parties, be prepared according to past Tax accounting practices used with respect to the Tax Returns in question. To the extent any items are not covered by past practices, or to the extent such past practices are not permissible under applicable Law, the items may be reported in accordance with any reasonable Tax accounting practices selected by the party responsible for preparing the Tax Return.

(iv)    Review of Tax Returns. If reasonably requested by Sellers, Buyer shall make available to Sellers and their representatives for review and comment any Tax Returns and related workpapers prepared by Buyer relating to the Company for any Pre-Closing Tax Period (including any Straddle Period). Buyer shall use its reasonable efforts to make such Tax Return and workpapers available for review as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns to provide Sellers with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing. Buyer and Sellers shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns.

(v)    Amended Returns, Etc. Neither Sellers nor any of their post-Closing Affiliates will, and neither Buyer nor any of its post-Closing Affiliates (including the Company) will, file any amended return, carryback claim, or other adjustment request relating to the Company for any Pre-Closing Tax Period (including any Straddle Period) unless such action is required by applicable Law, or the Party that is (or whose Affiliate is) proposing to file the return, claim, or adjustment request has obtained the prior written consent of the other Party (which consent will not be unreasonably withheld, conditioned or delayed).

(c)    Tax Refunds and Credits. Following Closing, any Tax refunds received by the Company, Buyer, or their respective post-Closing Affiliates, and any amounts applied as a credit against Taxes of the Company, Buyer and/or their respective post-Closing Affiliates, that is attributable to an overpayment of Taxes of the Company for a Pre-Closing Tax Period will be for the account of Sellers, except to the extent that the amount was taken into account as an increase to the Final Closing Date Cash Payment. The calculation of the amount of the refund or credit attributable to any Tax period shall take into account any corresponding increase in Taxes due to the extent not otherwise taken into account under Article 8 (relating to indemnification). Any refund or credit attributable to an overpayment of Taxes for a Straddle Period shall be allocated between the Pre-Closing Tax Period and the remainder of the Straddle Period according to the provisions of Section 5.9(a). Buyer or its Affiliates (as applicable) will, or will cause the Company to, pay over to Sellers any amount payable to Sellers under this Section 5.9(c) within 15 days after receipt of such refund or application of such credit against Tax, net of: (i) any reasonable out-of-pocket costs associated in obtaining such refunds or credit; and (ii) any Tax required to be withheld on such payment. If there is a subsequent reduction by the applicable Governmental Body of any refund or credit with respect to which a payment has been made pursuant to this Section 5.9(c), then Sellers will pay Buyer an amount equal to such reduction plus any interest or penalties imposed by the Governmental Body with respect to such reduction. For the avoidance of doubt, any refunds that are received by the Company, Buyer, or their respective post-Closing Affiliates, and any amounts applied as a credit against Taxes of the Company, Buyer and/or their respective post-Closing Affiliates, attributable to a net operating loss or other tax attribute that arises in a Post-Closing Tax Period and is carried back to a Pre-Closing Tax Period shall not be considered a refund or credit attributable to an overpayment of Taxes of the Company for a Pre-Closing Tax Period, and any refund or credit for a Pre-Closing Tax Period attributable to any such carry back shall be for the account of the Buyer.

(d)    Cooperation

(i)    The Parties will, and will cause their respective Affiliates to, provide each other with such assistance as may reasonably be requested in connection with the preparation and filing of any Tax Return of the Company and any Proceedings relating to Taxes of the Company. Such assistance will include promptly forwarding copies of notices and other communications received from or sent to any Governmental Body relating to Taxes of the Company for which the other party may be responsible under applicable Law or this Agreement, and making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and will include providing copies of relevant Tax Returns and supporting material. The Parties and their respective Affiliates will retain for the full period of any applicable statute of limitations (or such longer period as provided by applicable Law or any applicable record retention agreements entered into with any Governmental Body), and upon reasonable request will provide the Other Party with, any records or information which may be relevant to such Tax Returns or Proceedings.

(ii)    Any information or documents provided pursuant to this Section 5.9(d) shall be kept confidential by the Person receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any Proceedings relating to Taxes or as otherwise required by applicable Law. Nothing in this Section 5.9(d) shall require Sellers or Buyer to provide access to or disclosure of any information or documents (i) relating to any Seller’s or Buyer’s assets or activities other than the assets and activities of the Company, or (ii) to the extent such access and disclosure would (A) violate any applicable Law; (B) violate the terms of any agreement to which the disclosing Party or any Affiliate is bound, or (C) impair any attorney-client, work-product, or similar privilege of the disclosing Party.

(e)    Transfer Taxes. All transfer, documentary, sales, use, excise, stamp, registration, filing, recordation, valued-added and other similar Taxes (including any interest and penalties) imposed or assessed as a result of the transactions contemplated by this Agreement (“Transfer Taxes”) will be borne equally by Buyer and Sellers; provided, however, that any Transfer Taxes imposed by any non-United States jurisdiction or imposed due to Buyer’s non-United States beneficial ownership shall be borne by Buyer. The Party required by applicable Law shall file all necessary Tax Returns and other documentation with respect to all such Taxes, and, if required by applicable Law, the Other Party shall, and shall cause its Affiliates to, join in the execution of such Tax Returns and other documentation.

(f)    Withholding. Buyer may withhold from any payment to any Person pursuant to this Agreement such amounts as are required to be withheld therefrom under applicable Law. To the extent such amounts are so withheld and are paid over for such Person’s account according to applicable Law, such amounts will be treated for all purposes of this Agreement as having been paid to such Person as provided in this Agreement. If Buyer’s obligation to withhold with respect to a payment to any Person can be reduced or eliminated through the provision of a certification or applicable form, Buyer shall provide such Person with a reasonable opportunity to provide such certification or form.

(g)    Termination of Tax Sharing Agreements. All Tax indemnity, sharing, or allocation agreements or other similar Contracts (other than this Agreement and any Contract with incidental Tax provisions entered into in the Ordinary Course of Business) between the Company and any other Person shall be terminated as of the Closing Date, and there will be no rights or Liability of Buyer or the Company under any such agreement following the Closing Date.

(h)    Intentionally Omitted.

(i)    Intentionally Omitted.

(j)    Push-Out Election. Following the Closing, Buyer, and the Company, shall have the right (but not the obligation) to make a push-out election under Section 6226 of the Code, if applicable.

Section 5.10    Release.

Effective upon Closing, Sellers and Seller Principals, on behalf of themselves and their respective Affiliates, heirs, personal representatives, successors and assigns, irrevocably and unconditionally waive, release, and forever discharge the Company, Buyer, its Affiliates, and their respective equityholders, directors, managers, officers, employees, successors, and assigns (collectively, the “Buyer Released Parties”) from any and all rights, claims, debts, Liabilities, causes of action, obligations, and Adverse Consequences of any nature or kind, whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, whether for compensatory, special, consequential, incidental, or punitive damages or equitable relief, whether based on fraud, Contract, or any other basis, and whether arising in Law, in equity, or otherwise, based upon facts, circumstances, occurrences, or omissions existing, occurring, or arising on or prior to Closing; provided that the foregoing release does not cover the following matters (and, for purposes of clarity, such matters are not hereby released or discharged): (a) accrued but unpaid compensation for employment services and vested benefits under any Employee Benefit Plan (if applicable); (b) claims or rights arising under this Agreement (including Article 8 of this Agreement), or (c) the Surviving Insider Agreements.

Section 5.11    Intentionally Omitted.

Section 5.12    Assignment of Confidentiality Agreements.

At Closing, Sellers will assign (or cause to be assigned), to the extent assignable by the terms thereof, to Buyer (or one or more Buyer designees) all of its rights under any confidentiality, non-solicitation and similar agreements with any Person entered into in connection with the proposed sale of the Company and deliver to Buyer copies of any such agreements and such instruments of assignment as Buyer may deem reasonably necessary to effect the foregoing. From and after the Closing, to the extent any such agreement is not assignable by the terms thereof, Sellers will, or will cause their respective Affiliates to, at the direction and expense of Buyer, to enforce its or their rights under any such agreement.

Section 5.13    Additional Actions.

(a)    From and after the date hereof, Sellers will, and will cause their respective Representatives to, cooperate with Buyer and its Representatives in connection with the preparation of the financial statements of the Company and its Subsidiaries and obtaining unqualified audit opinions in accordance with GAAP from an independent registered auditor reasonably acceptable to Buyer with respect to such financial statements.

(b)    On the Closing Date, Sellers will deliver, or cause to be delivered, to Buyer on one or more USB electronic storage devices, a complete and accurate (as of the date of delivery) electronic copy of its virtual data room (“VDR”) hosted by SharePoint with respect to the transactions contemplated by this Agreement. To the extent this Agreement or the Disclosure Schedule or any other Transaction Document makes reference to an item that is provided in the VDR, Buyer will be entitled to rely on the copy therein as a valid, true, accurate and complete copy thereof.

(c)    Buyer, Sellers and Seller Principals will reasonably cooperate with one another as may be necessary to provide any relevant notices to governmental or regulatory authorities in the State of California.

ARTICLE 6

    CONDITIONS TO OBLIGATION TO CLOSE

Section 6.1    Conditions to Obligation of Buyer.

Buyer’s obligation to consummate the transactions contemplated by this Agreement and to take the other actions required to be taken by Buyer at Closing is subject to the satisfaction, at or before Closing, of each of the following conditions (any of which may be waived by Buyer in its sole discretion, in whole or in part):

(a)    (i) The representations and warranties set forth in Article 2 and Article 3 (other than the Fundamental Representations), individually and collectively, must have been true and correct as of the date of this Agreement and must be true and correct as of the Closing Date as if made again on the Closing Date, in each case, in all material respects, except for any representation or warranty made as of a specific date or for a particular period, which must be true and correct as of such specific date or for such particular period; and (ii) the Fundamental Representations set forth in Article 2 and Article 3 must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date as if made again on the Closing Date;

(b)    Sellers must have performed and complied in all material respects with their covenants and obligations under this Agreement required to be performed or complied with by them prior to Closing;

(c)    No Company Material Adverse Effect shall have occurred;

(d)    Sellers must have delivered to Buyer, in substantially the form attached hereto as Exhibit 6.1(d), a certificate dated as of the Closing Date certifying that the conditions set forth in Section 6.1(a), Section 6.1(b), and Section 6.1(c) have been satisfied;

(e)    There must not be any final, non-appealable Order outstanding or Law enacted since the date of this Agreement prohibiting the consummation of the transactions contemplated by this Agreement;

(f)    No Proceeding shall be pending or threatened against Buyer, its Affiliates, the Business or the Company that seeks to or that, in Buyer’s good faith determination, would or would be reasonably likely to: (A) impair, restrain, prevent or inhibit the ability of Buyer to operate the Business or to own, operate or use the Assets (including, without limitation, through the imposition of an Encumbrance on the Interests or Assets); or (B) result in the restraint, prohibition or the obtaining of an injunction, award or judgment for Adverse Consequences or other relief against Buyer, any other Buyer Indemnified Party, the Company or the Business in connection with this Agreement, any other Transaction Document or the consummation of the transactions contemplated hereby or thereby.

(g)    Any filings, notices, consents, authorizations and/or approvals set forth on Exhibit 6.1(g) or that are otherwise necessary to all the continued operation by Buyer of the Business following the Closing or to consummate the transactions contemplated by this Agreement or the other Transaction Documents without resulting in a breach of or default under any Material Contract or Governmental Authorization or the violation of any Law (collectively, the “Required Consents”) must have been received in form, scope and substance reasonably satisfactory to Buyer and remain in full force and effect.

(h)    Subject to Closing, the Employment Agreements must be in full force and effect and the individuals party thereto must not have ceased employment with the or revoked or repudiated their obligations under the Employment Agreements; and

Section 6.2    Conditions to Obligation of Sellers.

Sellers’ obligation to consummate the transactions contemplated by this Agreement and to take the other actions required to be taken by Sellers at Closing is subject to the satisfaction, at or before Closing, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):

(a)    (i) The representations and warranties set forth in Article 4 of this Agreement (other than the Fundamental Representations), individually and collectively, must have been true and correct as of the date of this Agreement and must be true and correct as of the Closing Date as if made again on the Closing Date, in each case, in material all respects, except: (A) for any representation or warranty made as of a specific date or for a particular period, which must be true and correct as of such specific date or for such particular period; and (B) as would not reasonably be expected, individually or collectively, to prevent Buyer from consummating, or materially impair or delay Buyer’s ability to consummate, the transactions contemplated by this Agreement; and (ii) the Fundamental Representations set forth in Article 4 must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date as if made again on the Closing Date;

(b)    Buyer must have performed and complied in all material respects with the covenants and obligations under this Agreement required to be performed or complied with by it prior to Closing;

(c)    Buyer must have delivered to Sellers, in substantially the form attached hereto as Exhibit 6.2(c), a certificate dated as of the Closing Date certifying that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied; and

(d)    There must not be any final, non-appealable Order outstanding or any Law enacted since the date of this Agreement prohibiting the consummation of the transactions contemplated by this Agreement.

ARTICLE 7

    INTENTIONALLY OMITTED

ARTICLE 8

    INDEMNIFICATION

Section 8.1    Survival.

The representations, warranties, covenants and agreements set forth in this Agreement will survive Closing. The representations and warranties set forth in Article 2, Article 3, and Article 4 will expire on the date that is the second (2nd) anniversary of the Closing Date, except (a) that the representations and warranties set forth in Section 2.10 (Taxes), Section 2.1(b) (Authorization), Section 2.2 (Capitalization), Section 2.5(a) (Title to Assets), Section 2.24 (Broker’s Fees), Section 3.1 (Authorization), Section 3.3 (Interests), Section 3.5 (Broker’s Fees), Section 4.2 (Authorization), and Section 4.6 (Broker’s Fees) (collectively, the “Fundamental Representations”), and in Section 2.18 (Environmental), will expire on the date that is the later of the five year anniversary of the Closing Date and the date that is 90 days following the expiration of the applicable statutes of limitations; and (b) claims based on Fraud-Type Claims shall survive indefinitely. Any covenants or obligations of the Parties set forth in this Agreement which by their terms are to be performed after Closing will survive in accordance with their respective terms. An indemnification claim under this Article 8 for breach of a representation or warranty set forth in Article 2, Article 3, and Article 4 or breach of a covenant or agreement set forth in this Agreement must be asserted in writing by a Party prior to the expiration of the applicable survival period for such representation, warranty, covenant or agreement as provided in this Section 8.1 and the Parties waive any right under any statute of limitations to bring any such claim after the expiration of such applicable survival period; provided that the delivery of a written notice of any claim (which notice will: (i) describe in reasonable detail the nature of and the underlying factual and legal basis for such claim; (ii) state the estimated amount thereof (if then reasonably quantifiable) and describe in reasonable detail the basis on which such amount was calculated; and (iii) identify the provisions of this Agreement upon which such claim is based) prior to the expiration of the applicable survival period will extend the survival period of such representation, warranty, covenant or agreement with respect to such claim through the date such claim is conclusively resolved.

Section 8.2    Indemnification and Reimbursement by Sellers and Seller Principals.

From and after Closing, subject to the limitations and procedures of this Article 8, Sellers and Seller Principals will, jointly and severally, indemnify Buyer and its respective Affiliates and Representatives (the “Buyer Indemnified Parties”) from, and will reimburse the Buyer Indemnified Parties for, all Adverse Consequences to the extent arising out of or related to: (a) a breach of or inaccuracy in any of the representations and warranties set forth in Article 2 or Article 3, (b) Closing Date Seller Transaction Expenses not paid at Closing; (c)  Pre-Closing Taxes; and (d) those matters set forth on Schedule 8.2. From and after Closing, subject to the limitations and procedures of this Article 8, each Seller and Seller Principal will, indemnify Buyer Indemnified Parties from, and will reimburse Buyer Indemnified Parties for, all Adverse Consequences to the extent arising out of or related to a breach by such Seller of any of their respective covenants or agreements in this Agreement.

Section 8.3    Indemnification and Reimbursement by Buyer.

From and after Closing, subject to the limitations and procedures of this Article 8, Buyer will indemnify Sellers and their respective Affiliates and Representatives (the “Seller Indemnified Parties”) from, and will reimburse the Seller Indemnified Parties for, all Adverse Consequences to the extent arising out of or related to: (a) a breach by Buyer of any of the representations and warranties set forth in Article 4; or (b) a breach by Buyer and, with respect to covenants and agreements required to be performed after Closing, the Company of any of their respective covenants or agreements in this Agreement.

Section 8.4    Certain Limitations and Qualifications

(a)    Basket. Sellers and Seller Principals will have no Liability for Adverse Consequences arising out of claims under Section 8.2(a) until the aggregate amount of all Adverse Consequences incurred or suffered by the Buyer Indemnified Parties arising out of claims under Section 8.2(a) exceed $100,000 (the “Basket”), whereupon the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, shall be entitled to indemnification for all Adverse Consequences in excess of the Basket; provided, however, that the Basket will not apply to: (i) claims for breaches of any Fundamental Representation or (ii) Fraud-Type Claims.

(b)    Cap. Sellers’ and Seller Principals’ aggregate maximum Liability for Adverse Consequences arising out of claims under Section 8.2(a) will not exceed $1,000,000 (the “Cap”); provided, however, that the Cap will not apply to: (i) claims for breaches of any Fundamental Representation or (ii) Fraud-Type Claims.

(c)    No Duplication. No Person will be entitled to be indemnified for an amount pertaining to any Adverse Consequence to the extent that such amount was included in the calculation of Final Closing Date Tangible Book Value or included as Closing Date Debt or Closing Date Seller Transaction Expenses for purposes of the calculation of the Final Closing Cash Payment.

(d)    Materiality Qualifications. For purposes of this Article 8, any inaccuracy in or breach of any representation or warranty will be determined without regard to any materiality qualification or limitation (including the terms “material” and “Company Material Adverse Effect”) or any qualification or requirement that a matter be or not be “reasonably expected” to occur or have or result in a “Company Material Adverse Effect” (or similar formulation), contained in or otherwise applicable to such representation or warranty, which qualification, limitation or requirement limits the scope of such representation or warranty and, giving effect thereto, renders such representation or warranty accurate.

Section 8.5    Indemnification Procedures.

(a)    Third-Party Proceedings.

(i)    Promptly after receipt by a Person entitled to be indemnified under this Article 8 (an “Indemnified Party”) of notice of the commencement of a Proceeding against the Indemnified Party (a “Third-Party Proceeding”), such Indemnified Party will, if a claim for indemnification is to be made against a Party (an “Indemnifying Party”) under this Article 8, give notice to the Indemnifying Party of the commencement of such Proceeding. Any delay in providing such notice to the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to an Indemnified Party, except to the extent that the defense of such action was materially and irreparably prejudiced by the delay.

(ii)    If any Proceeding is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, subject to subsection (a)(iii) below, to the extent that it wishes and can demonstrate its financial capability to assume and diligently pursue such defense and the resolution thereof, to assume the defense of such Proceeding with counsel of its choice reasonably satisfactory to the Indemnified Party. Following a proper assumption of defense by an Indemnifying Party, as long as the Indemnifying Party diligently conducts such defense, it will not be liable for any subsequent fees of legal counsel or other expenses incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs incurred in investigation and providing requested assistance. If the Indemnifying Party assumes the defense of a Proceeding:

(A)    it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification hereunder and will be considered an acknowledgment and agreement by the Indemnifying Party that it will pay all Adverse Consequences relating to such claim (without regard to the limitations that would otherwise be applicable under this Article 8, including the Basket and the Cap); and

(B)    no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s written consent unless (1) there is no finding or admission of any violation of Laws or any violation of the rights of any Person and no effect on any other claims that may be made by or against the Indemnified Party and (2) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party concurrently with the compromise or settlement; and

(C)    if notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not within 20 days, or such lesser period of time as required to meet any deadline for a response, properly exercise its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement thereof reasonably effected by the Indemnified Party.

(iii)    Notwithstanding the foregoing, if an Indemnified Party: (A) determines in good faith that a Proceeding may adversely affect it or any of its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement; or (B) in good faith concludes that there are defenses available to it that may be unavailable to, or inconsistent with or contrary to the interests of the Indemnifying Party, the Indemnified Party may, by notice to the Indemnifying Party, retain the exclusive right to defend, compromise or settle such Proceeding, but the Indemnifying Party will reserve the right to contest indemnification with respect to any determination, compromise or settlement of such Proceeding effected without its consent (which consent will not be unreasonably withheld, conditioned or delayed).

(iv)    Except to the extent it would cause a waiver of a privilege, each Party will make available to the Other Party and the Other Party’s Representatives all of its, his or her Books and Records relating to a Third-Party Proceeding, and each Party will render to the Other Party assistance as may be reasonably required to ensure the proper and adequate defense of such Third-Party Proceeding.

(b)    Other Claims. A claim for indemnification for any matter not involving a Third-Party Proceeding must be asserted by written notice to the Party or Parties from whom indemnification is sought, identifying the matter for which identification is sought, the estimated amounts of the claim if then calculable and the basic facts underlying the claim to the extent then known.

(c)    Certain Payment Terms. Any Adverse Consequences payable to a Buyer Indemnified Party with respect to the matters set forth on Schedule 8.2 shall be satisfied from the Sellers in accordance with the terms set forth in this Agreement.

Section 8.6    Offset.

Each Buyer Indemnified Party may, as one of its remedies in the event of any breach of this Agreement or another Transaction Document by a Seller Indemnified Party or to effect indemnification against a Seller under this Article 8 or otherwise, withhold and offset against (or otherwise recoup from) any sums payable to Sellers or their respective Affiliates under this Agreement or any other Transaction Document. Any sums withheld will operate as a discharge, to the extent of the amount withheld, of the payment obligations against which offset is effected. The exercise of a right of offset by Buyer in good faith will not constitute a default by Buyer of the payment obligation against which offset is effected.

Section 8.7    Adjusted Purchase Price.

Any payment of a claim for indemnification under this Article 8 will be accounted for as an adjustment to the Purchase Price for all Tax purposes to the extent permitted by applicable Law.

Section 8.8    Exclusive Remedy.

Except for the matters covered by Section 1.3, a Party’s right to seek specific performance or other equitable relief pursuant to this Agreement or Fraud-Type Claims, following Closing this Article 8 constitutes the sole and exclusive remedy of each Party, its Affiliates and their respective Representatives with respect to any matters arising under or with respect to this Agreement or relating to or arising from the transactions contemplated in this Agreement, and each Party hereby irrevocably waives from and after Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action that it may have or may in the future have against the Other Party relating to the transactions contemplated by this Agreement.

ARTICLE 9

    DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified in this Article 9:

“Accounting Firm” is defined in Section 1.3(d).

“Adverse Consequence” means any expense, loss, Liability, or other damages (including any penalty, fine, excise or similar tax, judgment, settlement payment, fee, or assessment; and including reasonable legal and other professional fees, costs, and other dispute resolution expenses); provided, however, except to the extent paid or owed to a third party in a Third-Party Proceeding, Adverse Consequence does not include consequential, non-economic, exemplary, or punitive damages.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of stock, by Contract or otherwise.

“Agreement” is defined in the first paragraph of this Agreement.

“Alternative Transaction” means any transaction involving any acquisition of, or investment in, the Company, whether by way of merger, consolidation or other business combination with any other Person, purchase or exchange of Equity Interests, purchase of assets or otherwise.

“Annual Financial Statements” is defined in Section 2.6(a).

“Anti-Bribery Laws” is defined in Section 2.23.

“Arbitrator” means any organization or association that sponsors, authorizes, or conducts any arbitration Proceeding, or any arbitrator or panel of arbitrators, the decisions of which are enforceable in any court of law.

“Assets” means any and all assets, systems, privileges, properties, rights and interests owned, leased, licensed or held (or purported to be owned, leased, licensed or held) by the Company or that are otherwise necessary for the operation of the Business, whether tangible or intangible, real, personal or mixed, and wherever located.

“Basket” is defined in Section 8.4(a).

“Books and Records” includes all data, documents, ledgers, databases, books, records, business plans, records of sales, customer and supplier lists, files, Contracts and Organizational Documents.

“Business” is defined in the second paragraph of this Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or another day on which banks are required or authorized by Law to be closed in the Commonwealth of Pennsylvania.

“Buyer” is defined in the first paragraph of this Agreement.

“Buyer Indemnified Parties” is defined in Section 8.2.

“Buyer Released Parties” is defined in Section 5.10(a).

“Cap” is defined in Section 8.4(b).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.

“Closing” is defined in Section 1.5.

“Closing Balance Sheet” is defined in Section 1.3(a).

“Closing Date” is defined in Section 1.5.

“Closing Date Debt” means the aggregate Indebtedness of the Company outstanding as of immediately prior to Closing, except as set forth on Schedule 9.1, and identified on the Payment Spreadsheet.

“Closing Date Tangible Book Value” means Tangible Book Value as of immediately prior to Closing and without giving effect to the consummation of the transactions contemplated by this Agreement.

“Closing Date Tangible Book Value Adjustment” means the amount, if any, of any decrease to the Final Closing Cash Payment as determined as follows, without duplication of the provisions of clause (ii) of the definition of Final Closing Cash Payment: If the lesser of the Target Amount and the Estimated Closing Date Tangible Book Value exceeds the Final Closing Date Tangible Book Value, then the Final Closing Cash Payment will be decreased on a dollar-for-dollar basis by the amount of such excess.

“Closing Date Seller Transaction Expenses” means all Seller Transaction Expenses, to the extent unpaid as of immediately prior to Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” is defined in the first paragraph of this Agreement.

“Company Material Adverse Effect” means any fact, event, circumstance, change, effect or condition that, individually or in the aggregate: (a) is, or would reasonably be expected to be, materially adverse to the assets, properties, liabilities, financial condition, Business or results of operations of the Company taken as a whole; provided, however, that none of the following changes will constitute, or will be considered in determining whether there has occurred, and no event, circumstance, change, effect or condition resulting from or arising out of any of the following will constitute, a Company Material Adverse Effect: (i) the announcement of the execution of this Agreement or any other Transaction Document or the intended consummation of the transactions contemplated herein or therein in accordance with their respective terms; (ii) the failure of the Company to meet any estimate of revenues, earnings or other financial projections, performance measures or operating statistics (provided that the facts and circumstances underlying any such failure will be considered in determining whether there has occurred a Company Material Adverse Effect); (iii) the transactions consummated and payments to Quaint Oak Bank as contemplated by the Revenue Sharing Plan; (iv) any condition or change in economic conditions generally affecting the economy or the industries in which the Company operates; (v) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency, war or the occurrence of any military or terrorist attack on the United States or any of its territories, possessions, offices or military installations; (vi) any condition affecting financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or market index); (vii) any change in any Law or GAAP; and (viii) the taking of any action required by this Agreement or the other Transaction Documents, including the completion of the transactions contemplated hereby and thereby in accordance with their respective terms; provided, that, with respect to a matter described in any of the foregoing clauses (a)(iv)-(vii) of this definition, such matter does not have a disproportionate adverse effect on the Company relative to other comparable businesses operating in the industries in which the Company operates; or (b) prevents Sellers from consummating, or materially impairs or delays the ability of Sellers to consummate, the transactions contemplated by this Agreement or any other Transaction Document.

“Company Owned Intellectual Property” means Intellectual Property owned or purported to be owned by the Company.

“Company Systems” means, collectively, servers, Software, computer firmware, computer hardware, electronic data processing, information, record keeping, website, databases, circuits, networks, network equipment, interfaces, platforms, peripherals computer systems, and other computer, communications, and telecommunications assets and equipment, and information and data contained therein or transmitted thereby, including any outsourced systems and processes used in connection with the operation of the Business.

“Contract” means any written or oral agreement, contract, indenture, lease, instrument, arrangement, commitment or obligation that is legally binding (in each case, including any amendments and modifications thereto).

“Disclosure Schedule” means the schedules delivered by Sellers to Buyer concurrently with the execution of this Agreement which: set forth the information specifically described in certain of the representations and warranties contained in Article 2 and Article 3 and set forth exceptions or qualifications to the representations and warranties contained in Article 2 and Article 3.

“Employment Agreements” means employment agreements effective as of the Closing between the Company and each of the Seller Principals.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), in each case, whether or not subject to ERISA, and any other compensation or benefit, program, plan, policy, Contract (other than statutory or Tax-based programs such as workers’ compensation or social security), including insurance coverage, severance, change in control or retention compensation or benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, which is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Affiliates or ERISA Affiliates for the benefit of current or former consultants, directors or employees of the Company or with respect to which the Company has or would reasonably expect to have any Liability (including on account of any ERISA Affiliate).

“Encumbrance” means any charge, claim, condition, equitable interest, mortgage, lien, right of way, easement, encroachment, servitude, lease, option, warrant, purchase right, pledge, security interest, right of first refusal, marital or community property interest or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership, in each case, whether voluntarily imposed or arising by operation of Law.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient or indoor air, facilities and structures, and all natural resources, plant and wild-life.

“Environmental Law” means any Law relating to pollution or protection of the Environment, including those designed to: (a) notify Governmental Bodies, employees or the public of intended, threatened or actual releases of any Hazardous Substance in violation of environmental permits or other applicable Law; (b) prevent, regulate or require the reporting of the use, discharge, release or emission of Hazardous Substances into the Environment; (c) reduce the quantities, prevent the release and minimize Hazardous Substances that are generated; (d) regulate the generation, management, treatment, storage, handling, transportation or disposal of Hazardous Substances; (e) assure that products are designed, formulated, packaged or used so that they do not present unreasonable risks to public health or the Environment when used or disposed of; or (f) provide for or require the cleanup of Hazardous Substances that have been released into the Environment without a permit or otherwise in violation of Law, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Liability” means any Adverse Consequence or other Liability to the Company arising from or relating to any violation of or Liability under any Environmental Law with respect to facts, events or conditions occurring or in existence on or before the Closing Date.

“Environmental Permits” is defined in Section 2.18(d).

“Equity Interests” means, with respect to any Person: (a) any partnership interests; (b) any membership interests or units; (c) any shares in the capital of such Person or shares of capital stock; (d) any other interest or participation that confers on a Person phantom equity, stock-based performance units, equity appreciation rights, the right to receive a share of the profits and losses of, distribution of assets of, or value of, such Person, or any similar right; (e) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire membership interests or units, shares in the capital of such Person, shares of capital stock, or any other equity securities; (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, shares in the capital of such Person, shares of capital stock, or any other equity securities; or (g) any other interest classified as an equity security of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that at any relevant time is or was considered a single employer with the Company under Section 414 of the Code or under Section 4001(b) of ERISA, or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.

“Estimated Closing Cash Payment” is defined in Section 1.2(a).

“Estimated Closing Date Tangible Book Value” is defined in Section 1.3(a).

“Estimated Closing Date Tangible Book Value Adjustment” means the amount, if any, of any decrease to the Estimated Closing Cash Payment as determined as follows, without duplication of the provisions of Section 1.2(a): If the Target Amount exceeds Estimated Closing Date Tangible Book Value, then the Estimated Closing Cash Payment will be decreased on a dollar-for-dollar basis by the amount of such excess.

“Estimated Closing Date Seller Transaction Expenses” is defined in Section 1.3(a).

“Estimated Closing Statement” is defined in Section 1.3(a).

“Estimated Purchase Price” is defined in Section 1.2(a).

“Final Closing Cash Payment” means an aggregate amount equal to: (i) $3,000,000; minus (as applicable) (ii) the Closing Date Tangible Book Value Adjustment; plus (iii) Closing Date Debt; minus (iv) Closing Date Seller Transaction Expenses, in the case of the foregoing clauses (ii)-(iv), as finally determined in accordance with Section 1.3 (whether as a result of a failure to timely deliver an Objection Notice, mutual resolution of Sellers and Buyer pursuant to Section 1.3(b), determination by the Accounting Firm in accordance with Section 1.3(c), or any combination thereof).

“Final Closing Date Tangible Book Value” means Closing Date Tangible Book Value, as finally determined in accordance with Section 1.3(c) (whether as a result of a failure to timely deliver an Objection Notice, mutual resolution of Sellers and Buyer pursuant to Section 1.3(c), determination by the Accounting Firm in accordance with Section 1.3(d), or any combination thereof).

“Financial Statements” is defined in Section 2.6(a).

“Fraud-Type Claims” means claims based on fraud, criminal acts or willful or intentional breach.

“Fundamental Representations” is defined in Section 8.1.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authorization” means any approval, consent, license, registration, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, commission, board, instrumentality, official or entity and any court or other tribunal); (d) multi-national organization or body; (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority.

“Hazardous Substance” means: (a) any substance, waste or material that is controlled or regulated by or for which Liability may be imposed under any Environmental Law, including oil, petroleum or derivatives thereof; or (b) any substance or condition that is toxic, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic or otherwise hazardous to the Environment or public health, including polychlorinated biphenyls, asbestos and asbestos containing materials, radiation, noise, odors, mold or microbial agents.

“Inception Date” is defined in Section 2.18(e).

“Indebtedness” means, as of any time with respect to any Person, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any premiums, penalties, make-whole payments, termination fees, breakage costs and other fees and expenses that are due upon prepayment of such obligations) arising under, any obligations of such Person consisting of: (a) indebtedness for borrowed money; (b) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date; (c) all amounts owing or due under any interest rate, currency, swap or other hedging agreements; (d) all capital lease obligations of such Person; (e) all reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, but only to the extent that such letters of credit, bank guarantees, bankers’ acceptances or other similar instruments have been drawn upon; (f) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade payables incurred in the Ordinary Course of Business), all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (g) any accrued and unpaid severance payable to current or former employees, directors or independent contractors of the Company or its Affiliates and the employer portion of any employment Taxes associated therewith; and (h) all guarantees by such Person of any Liabilities of another Person of a type described in the foregoing clauses (a)-(h). Indebtedness shall not include any Seller Transaction Expenses.

“Indemnified Party” is defined in Section 8.5(a)(i).

“Indemnifying Party” is defined in Section 8.5(a)(i).

“Insider Agreements” is defined in Section 2.19.

“Insiders” is defined in Section 2.19.

“Insurance” means all forms of insurance, including liability, crime, fidelity, life, fire, product liability, workers’ compensation, director and officer liability and other forms of insurance maintained by the Company.

“Insurance Policies” is defined in Section 2.14.

“Intellectual Property” means: all trademarks, trade dress, service marks, trade names, business names, designs, logos, slogans, Internet domain names, URLs, social media handles and user names, and other indicia of source or origin, together with all translations, adaptations, derivations, and combinations thereof, all applications, registrations, and renewals in connection therewith, the rights related thereto, and all goodwill associated with any of the foregoing (“Trademarks”); all copyrights, all copyright registrations and copyright applications and renewals in connection therewith, and all moral rights and all other rights associated with any of the foregoing, including the underlying works of authorship and other works of authorship (whether or not copyrightable), and all data, databases and database rights (“Copyrights”); all patents and patent applications, and patent disclosures, together with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith and counterparts thereof and all international and other rights associated therewith (“Patents”); all know-how, discoveries, improvements, designs, trade secrets, technologies, processes, methods, techniques, protocols, formulae, algorithms, compositions, industrial models, architectures, layouts, designs, drawings, plans, specifications, methodologies, confidential information, and ideas (“Know-How”); (e) all Software ; (f) rights of publicity and rights of privacy; and (g) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Interests” is defined in the recitals.

“Interim Balance Sheet” is defined in Section 2.6(a).

“Interim Balance Sheet Date” is defined in Section 2.6(a).

“Interim Financial Statements” is defined in Section 2.6(a).

“IRS” means the United States Internal Revenue Service.

“Law” means any law, ordinance, principle of common law (including equitable principles), statute, code, regulation, rule, or treaty enacted, issued, or promulgated by any Governmental Body.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guarantees and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, matured or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Licenses” is defined in Section 2.9(a).

“Material Borrowers” is defined in Section 2.21.

“Material Contracts” is defined in Section 2.13(a).

“Material Dealers” is defined in Section 2.22.

“Material Vendors” is defined in Section 2.20.

“Money Laundering Laws” is defined in Section 2.26.

“Multi-Employer Retirement Plan” is defined in Section 3(37)(A) of ERISA.

“Multiple Employer Plan” means an employee benefit plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.

“NQDC Plan” is defined in Section 2.17(g).

“Objection Notice” is defined in Section 1.3(b).

“Order” means any award, decree, stipulation, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body.

“Ordinary Course of Business” means in accordance with the ordinary and customary day-to-day operations of the Company consistent with its past practice with respect to the activity in question; provided, that, notwithstanding the foregoing, no action or failure to act in respect of or in relation to any breach of Contract, breach of warranty, tort, or violation or alleged violation of Law shall be considered to be taken or not taken in the ordinary course of business.

“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, articles or certificate of incorporation, bylaws, articles of organization or certificate of formation, operating agreement or similar governing documents, as amended.

“Other Intellectual Property” is defined in Section 2.12.

“Other Party” (a) with respect to Sellers (or any Seller) or references to a Party that refer to Sellers (or any Seller), Buyer; and (b) with respect to Buyer or references to a Party that refer to Buyer, Sellers; provided, that, for purposes of clause (b) above: (i) any notice or document delivered (or required to be delivered) pursuant to this Agreement or any other Transaction Document will be deemed delivered to all Sellers upon delivery thereof in accordance with Section 10.6 and (ii) any consent provided (or required to be obtained) pursuant to this Agreement will be deemed to be provided by, or obtained from, all Sellers upon the provision thereof.

“Party” and “Parties” have the meanings set forth in the first paragraph of this Agreement.

“Payment Spreadsheet” is defined in Section 1.3(a)(ii).

“Payoff Amount” is defined in Section 5.7.

“Permitted Encumbrances” means: (a) Encumbrances for Taxes not yet due and payable; (b) minor imperfections of title and other similar Encumbrances that do not and would not, individually or in the aggregate, reasonably be likely to materially detract from the value of the asset or property subject thereto or materially impair the continued use and/or occupancy of such asset or property in connection with the operations of the Company; (c) Encumbrances arising by operation of Law in the Ordinary Course of Business that are not material individually or in the aggregate, such as mechanics’ Encumbrances, materialmens’ Encumbrances, carriers’ Encumbrances, warehousemens’ Encumbrances and similar Encumbrances; provided, that the underlying obligations are not delinquent or are being disputed in good faith; (d) pledges or deposits under workers’ compensation (or similar) Laws, unemployment insurance or other types of insurance or compensation plans, participation in which is mandatory in connection with the operation of the Business in the Ordinary Course of Business; (e) pledges or deposits that secure the performance of tenders, statutory obligations, bonds, bids, leases, Contracts and similar obligations; (f) with respect to any real property lease, Encumbrances arising pursuant to the terms of the applicable lease or arising under zoning, land use or other applicable Laws that do not and would not reasonably be likely to materially impair the continued use or occupancy of such property by the Company; and (g) Encumbrances reflected on Schedule 9.2.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Body or other entity.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, with respect to Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means, without duplication, all Taxes (a) of the Company for or attributable to any Pre-Closing Tax Period; (b) of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any similar Law; and (c) of any Person (other than the Company) imposed on the Company, as a transferee or successor, by Contract, or pursuant to any Law, with respect to an event or transaction occurring before the Closing. For purposes of this definition, the Company’s allocable share of any imputed underpayment for any reviewed year (as such terms are used in Section 6225 of the Code) or portion thereof that ends on or before the Closing Date shall be treated as Pre-Closing Taxes.

“Preliminary Closing Statement” is defined in Section 1.3(b).

“Proceeding” means any action, arbitration, mediation, examination, hearing, claim, litigation, lawsuit, or other proceeding (whether civil, criminal or administrative) commenced, brought, conducted or heard by or before any Governmental Body, mediator, or any Arbitrator, including any negotiation, discovery, or investigation conducted in anticipation of or in connection with any such proceeding, and including any rehearing, appeal, remand, or other review of any such proceeding or any action to enforce any such proceeding.

“Proprietary Information” of a Person means the following types of information or similar material regarding such Person, or such Person’s direct or indirect parents, Affiliates or related companies: (a) proprietary data processing systems and software; (b) corporate information, including contractual arrangements, plans, strategies, tactics, policies, resolutions, patent, copyright, trademark and trade name applications, designs, technologies, inventions, know-how and any litigation or negotiations; marketing information and methods, including sales or product plans, products, product lines, proposed products, pricing policies, fees, strategies, methods, vendors, customers, customer lists, prospects or market research data; (c) financial information, including cost and performance data, debt arrangements, equity structures, investors and holdings; (d) operational and scientific information, including trade secrets, technical information; and (e) personnel information, including personnel lists, resumes, personnel data, terms of employment agreements, organization structure and performance evaluations.

“Purchase Price” is defined in Section 1.2(c).

“Recent Audited Balance Sheet” is defined in Section 2.8.

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the Environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Representative” means, with respect to a particular Person, any director, officer, manager, managing member, employee, agent, consultant, advisor or other representative (including, if applicable, heirs and personal representatives of a natural Person) of such Person, including legal counsel, accountants and financial advisors.

“Required Consents” is defined in Section 6.1(g).

“Revenue Sharing Plan” means the Revenue Sharing Plan effective as of January 1, 2024 between Quaint Oak Bank and the Company, a copy of which is attached hereto as Exhibit 9.1.

“Seller” and “Sellers” have the meanings set forth in the first paragraph of this Agreement.

“Seller Indemnified Parties” is defined in Section 8.3.

“Seller Principal” or “Seller Principals” have the meanings set forth in the first paragraph of this Agreement.

“Seller Related Party” or “Seller Related Parties” means Sellers, the Company and any of their respective former, current or future Representatives, Affiliates, equityholders, managers, directors, general or limited partners, equityholders, heirs, personal representatives, trustees, beneficiaries, successors or assignees.

“Seller Transaction Expenses” means all fees, disbursements, costs, and expenses incurred by or on behalf of any Seller Related Party in connection with this Agreement, the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby or any other transaction that constitutes an Alternative Transaction (in each case, to the extent payable or owed by the Company, and whether invoiced before or after Closing, or otherwise secured or guaranteed by the Company or any of the Assets), including: (a) all brokers’, finders’, or investment bankers’ fees incurred by or on behalf of any Seller Related Party in connection with the negotiation, preparation, execution, and consummation of the transactions contemplated hereby or an Alternative Transaction, including those of Rinaldi Advisory Services (the parties acknowledge and agree that the Seller Principals will be responsible for any unpaid fees and expenses due Rinaldi Advisory Services related to the transactions contemplated by the Transaction Documents); (b) fees and expenses of legal counsel, accountants, or other professional advisors incurred by or on behalf of any Seller Related Party in connection with this Agreement, the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby or an Alternative Transaction; and (c) all transaction, change in control, retention, deferred compensation, or similar bonuses payable by the Company to any current or former employees, directors, managers, equityholders, or independent contractors in connection with, or as a result of, the execution of this Agreement or any other Transaction Document or the consummation of the transactions contemplated thereunder or an Alternative Transaction and, in each case, the employer portion of any employment Taxes associated therewith.

“Sellers’ Knowledge” means the actual knowledge, after reasonable inquiry, of the Seller Principals.

“Software” means all computer software, including source code, executable code, firmware, systems, tools (including development tools and design tools), assemblers, applets, compilers, user interfaces, binaries, data, databases and other collections of data in any form or format, however fixed, and all documentation relating thereto.

“Straddle Period” means any Tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, another Person in respect of which 50% or more of the Equity Interests are owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Surviving Insider Agreements” is defined in Section 2.19.

“Tangible Book Value” means an amount equal to the difference between: shareholder equity minus goodwill as of the Closing Date, determined in accordance with GAAP applied on a consistent basis and in a manner consistent with the historical and customary practices of the Company, as illustrated by example on the statement attached hereto as Exhibit 9.2.

“Target Amount” means an amount equal to $2,900,000.

“Tax” or “Taxes” means any income, gross receipts, premiums, profits, capital, franchise, withholding, payroll, employment, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, registration, occupation, service, sales, use, license, lease, transfer, import, export, value added, severance, environmental, alternative or add-on minimum, estimated or other similar tax (including any fee, assessment, levy, tariff, charge, or duty in the nature of or in lieu of any tax) imposed by any Governmental Body, and any interest, penalties, additions, or additional amounts in respect of the foregoing, whether disputed or not. The term “Tax” includes, with respect to any Person, such Person’s liability for Taxes imposed on any consolidated or combined basis, and such Person’s obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person (other than pursuant to this Agreement).

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax, including Form TD F 90-22.1 (and its successor form, FinCEN Form 114).

“Third-Party Proceeding” is defined in Section 8.5(a).

“Transaction Documents” means this Agreement, the Employment Agreements and all other agreements to be executed and delivered by a Party in connection with the consummation of the transactions contemplated by this Agreement.

“Transfer Taxes” is defined in Section 5.9(e).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended (12 U.S.C. 1851), and the implementing regulations thereto.

“WARN Act” means the Worker Adjustment and Retraining Notification (WARN) Act Pub. L. 100 379.102 stat. 890 (1988), as amended, codified at 29 U.S.C. 2101 et seq.

ARTICLE 10

    GENERAL

Section 10.1    Binding Effect; Benefits; Assignment.

The terms of this Agreement and the other Transaction Documents executed by a Party will be binding upon, inure to the benefit of and be enforceable by and against such Party and its legal representatives, successors and authorized assigns. Except: (a) as otherwise expressly provided in this Agreement or another Transaction Document; (b) for the provisions of Section 5.10, which are intended for the benefit of, and will be enforceable by, the Buyer Released Parties; and (c) for the provisions of Article 8, which are intended to be for the benefit of, and will be enforceable by, the Seller Indemnified Parties and the Buyer Indemnified Parties, nothing in this Agreement or such other Transaction Document, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement or such other Transaction Document, this Agreement and the other Transaction Documents being for the exclusive benefit of the Parties and their respective legal representatives, successors and authorized assigns. No Party may assign any of its rights or obligations under this Agreement or any other Transaction Document to any other Person without the prior written consent of the Other Party to this Agreement or the other parties to such other Transaction Documents, as applicable, and any such attempted or purported assignment will be null and void; provided, however, that Buyer may, without consent, assign all or part of its rights under this Agreement or other Transaction Document to one or more of its Affiliates.

Section 10.2    Entire Agreement.

This Agreement, the exhibits and schedules to this Agreement (including the Disclosure Schedule), and the other Transaction Documents set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement or other Transaction Documents, as applicable.

Section 10.3    Amendment and Waiver.

This Agreement may be amended, modified, superseded or canceled, and any of its provisions may be waived, only by a written instrument executed by the Parties or by Buyer and the Sellers or, in the case of a waiver, by the Party waiving compliance (or, in the event any Seller is waiving compliance, by such Seller). The failure of a Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce such provision. No waiver by a Party of any provision of this Agreement or the breach of any provision of this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of such provision or breach, or any other provision of this Agreement.

Section 10.4    Governing Law; Exclusive Jurisdiction.

(a)    This Agreement and any dispute about which this Agreement is a subject will be governed by and construed in accordance with the applicable Laws of the State of Delaware, without regard to choice of law principles of any jurisdiction. The Parties hereby submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other the state or federal courts located in Wilmington, Delaware) in respect of any Proceeding related to or arising out of this Agreement, including any Proceeding involving the interpretation or enforcement of the provisions of this Agreement, and the Parties hereby waive, and agree not to assert, any defense in any such action, suit or Proceeding, that they are not subject thereto or that such action, suit or Proceeding may not be brought or is not maintainable in such courts or that this Agreement may not be enforced in or by such courts or that their property is exempt or immune from execution, that such suit, action or Proceeding is brought in an inconvenient forum, or that the venue of such suit, action or Proceeding is improper. The Parties agree not to bring any Proceeding related to or arising out of this Agreement in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal courts located in Wilmington, Delaware).

Section 10.5    WAIVER OF TRIAL BY JURY.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.6    Notices.

All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement must be in writing and will be deemed to have been duly given: (a) on the day of delivery, if delivered by hand; (b) on the day of delivery, if sent by electronic mail (with confirmation of receipt) at or prior to 5:00 p.m. Eastern Time on a Business Day; (c) on the first Business Day following delivery, if sent by electronic mail on a day that is not a Business Day or after 5:00 p.m. Eastern Time on a Business Day; (d) on the first Business Day following deposit with a nationally recognized overnight delivery service; or (e) upon the earlier of actual receipt and the fifth Business Day following first class mailing, with first class postage prepaid:

If to Buyer, to:	with a copy to (which will not constitute notice):
JA Mitsui Leasing USA Holdings, Inc. 70 East 55th Street, 22nd Floor New York, NY 10022 Attn: Charles Stackhouse	Barnes and Thornburg LLP 390 Madison Avenue, 12th Floor New York, NY 10017-2509 Attn: Mushfique Shams Billah
Email: c.stackhouse@jamitsuilease.com	Email: msbillah@btlaw.com

If to Sellers, to each:	with a copy to (which will not constitute notice):
Quaint Oak Bank 501 Knowles Avenue Southampton, PA 18966 Attn: Mick Vande Griend	Stark & Stark, P.C. 100 American Metro Blvd. Hamilton, NJ 08619 Attn: Rachel Lilienthal Stark, Esq.
Email: mvandegriend@quaintoak.com	Email: rstark@stark-stark.com
JPL Capital, LLC 701 Walnut Hill Road Hockessin, DE 19707 Attn: Joseph P. Leonard	Dressler Peters, LLC 101 W. Grand Ave., Suite 404 Chicago, IL 60654 Attn: Dennis. A. Dressler, Esq.
Email: jleonard@oakmontfinance.com	Email: ddressler@dresslerpeters.com
Preferred Business Leasing, Inc. 1202 Turkshead Lane West Chester, PA 19382 Attn: Megan J. Zoba	Dressler Peters, LLC 101 W. Grand Ave., Suite 404 Chicago, IL 60654 Attn: Dennis. A. Dressler, Esq.
Email: mzoba@oakmontfinance.com	Email: ddressler@dresslerpeters.com
Lecy Consulting, LLC 32104 Narnia Lane Avon, MN 56310 Attn: Daryn T. Lecy	Dressler Peters, LLC 101 W. Grand Ave., Suite 404 Chicago, IL 60654 Attn: Dennis. A. Dressler, Esq.
Email: dlecy@oakmontfinance.com	Email: ddressler@dresslerpeters.com

A Party may change its address, facsimile number or e-mail address by prior written notice to the other Party provided as set forth in this Section 10.6.

Section 10.7    Execution and Delivery of Agreement.

This Agreement may be executed in counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which together constitute one agreement. This Agreement may be signed electronically by any party, and any such electronic signature by such party shall be binding on all parties to the same extent as if the signature were an original handwritten signature of the party so signing. Signed copies of this Agreement may be transmitted by facsimile or by any other electronic transmission that preserves the original appearance of the Agreement, with the same effect as physical delivery of the signed original document.

Section 10.8    Expenses.

Except as otherwise expressly provided in this Agreement, Sellers, on one hand, and Buyer, on the other hand, will each pay all of their own expenses, costs and fees (including legal and other professional fees and costs) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (whether the transactions contemplated by this Agreement are consummated or not).

Section 10.9    Headings; Construction; Time of Essence.

The headings of the articles, sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the provisions of this Agreement. Unless otherwise expressly provided, the words “including,” “include” or “includes,” or other similar words, whenever used in this Agreement will be deemed to be immediately followed by the words “without limitation.” The words “herein,” “hereby,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits and schedules hereto) and not merely to any particular section, subsection or paragraph contained in this Agreement. All references in this agreement to Sections, Schedules or Exhibits are references to Sections of, and Exhibits and Schedules to, this Agreement, unless the context otherwise requires. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The terms “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic mail and other electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. Neither this Agreement nor any other Transaction Document (nor any uncertainty or ambiguity herein or therein) will be construed against a Party under any rule of construction or otherwise. No Party will be considered the draftsman of this Agreement or any other Transaction Document. The provisions of this Agreement have been negotiated by and chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against a Party. All references to dollars or “$” in this Agreement or any other Transaction Document are to U.S. Dollars.

Section 10.10    Partial Invalidity

Whenever possible, each provision of this Agreement and each other Transaction Document will be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement or other Transaction Document is, for any reason, held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or other Transaction Document, as applicable, which will otherwise remain in full force and effect. Upon any such determination that any provision of this Agreement or other Transaction Document is invalid, illegal or unenforceable, the Parties will negotiate in good faith to modify this Agreement or other Transaction Document, as applicable, by replacing the invalid, illegal or unenforceable provisions with legal, valid and enforceable provisions the effect of which comes as close as practicable to the original intent of the Parties in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.11    Certain Disclosure Matters.

An exception or qualification set forth in the Disclosure Schedule with respect to a particular representation or warranty will not be deemed to be an exception or qualification with respect to any other representations and warranties except to the extent that the matter disclosed is adequate on its face so as to make readily apparent that such exception or qualification is applicable to such other representations and warranties.

[Signature Page Follows]

The Parties have executed this Equity Purchase Agreement as of the date stated in the first paragraph of this Equity Purchase Agreement.

BUYER:	JA Mitsui Leasing USA Holdings, Inc.
By:	/s/Kiyoshi Doi
Name: Kiyoshi Doi Title: CEO

SELLERS:

QUAINT OAK BANK
By:	/s/William R. Gonzalez
Name: William R. Gonzalez Title: Executive Vice President and Chief Operating Officer

JPL CAPITAL, LLC
By:	/s/Joseph P. Leonard
Name: Joseph P. Leonard Title: Member

PREFERRED BUSINESS LEASING, INC.
By:	/s/Megan J. Zoba
Name: Megan J. Zoba Title: President

LECY CONSULTING LLC
By:	/s/Daryn T. Lecy
Name: Daryn T. Lecy Title:

/s/Joseph P. Leonard
Joseph P. Leonard

/s/Megan J. Zoba
Megan J. Zoba

/s/Daryn T. Lecy
Daryn T. Lecy

COMPANY:	Oakmont Capital Holdings LLC

By:	/s/Joseph P. Leonard
Name: Joseph P. Leonard Title: President

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